                                                                     EXHIBIT 2.1


                               AGREEMENT OF MERGER

                                  BY AND AMONG

                         SUNRISE ASSISTED LIVING, INC.,

                           BUCKEYE MERGER CORPORATION,

                                       AND

                             KARRINGTON HEALTH, INC.




                          DATED AS OF OCTOBER 18, 1998

                                TABLE OF CONTENTS


                                                                                              PAGE


ARTICLE I........................................................................................2
           1.1 The Merger........................................................................2
           1.2 Closing...........................................................................2
           1.3 Effective Time....................................................................2
           1.4 Effects of Merger.................................................................2
           1.5 Articles of Incorporation and Bylaws..............................................3
           1.6 Directors and Officers............................................................3


ARTICLE II.......................................................................................3
           2.1 Share Consideration; Conversion or Cancellation of Shares in the Merger...........3
           2.2 Payment for Shares in the Merger..................................................4
           2.3 Exchange Agent....................................................................6
           2.4 Fractional Shares.................................................................7
           2.5 Further Assurances................................................................8


ARTICLE III......................................................................................8
           3.1 Organization......................................................................9
           3.2 Capitalization...................................................................10
           3.3 No Adjustment Under Notes........................................................11
           3.4 Options or Other Rights..........................................................11
           3.5 Authority Relative to this Agreement.............................................11
           3.6 Acquiror Common Stock............................................................12
           3.7 No Violation.....................................................................12
           3.8 Compliance with Laws.............................................................13
           3.9 Fraud and Abuse Matters..........................................................14
           3.10 Medicare/Medicaid Participation.................................................15
           3.11 Litigation......................................................................16
           3.12 Financial Statements and Reports................................................17
           3.13 Absence of Certain Changes or Events............................................18
           3.14 Employee Benefit Plans and Employment Matters...................................18
           3.15 Labor Matters...................................................................20
           3.16 Insurance.......................................................................20
           3.17 Environmental Matters...........................................................20
           3.18 Tax Matters.....................................................................21
           3.19 Intellectual Property...........................................................22
           3.20 No Default......................................................................23
           3.21 Title to Properties; Encumbrances...............................................23
           3.22 Brokers.........................................................................24
           3.23 Opinion of Financial Advisor....................................................24
           3.24 Company Stock Ownership.........................................................24
           3.25 Voting Requirements.............................................................24
           3.26 Books and Records...............................................................24
           3.27 Disclosure......................................................................24

ARTICLE IV......................................................................................25
           4.1 Organization.....................................................................25
           4.2 Capitalization...................................................................26
           4.3 Options or Other Rights..........................................................27
           4.4 Authority Relative to this Agreement.............................................27
           4.5 No Violation.....................................................................28
           4.6 Compliance with Laws.............................................................29
           4.7 Fraud and Abuse Matters..........................................................30
           4.8 Medicare/Medicaid Participation..................................................31
           4.9 Litigation.......................................................................32
           4.10 Financial Statements and Reports................................................33
           4.11 Absence of Certain Changes or Events............................................34
           4.12 Employee Benefit Plans and Employment Matters...................................35
           4.13 Labor Matters...................................................................36
           4.14 Insurance.......................................................................36
           4.15 Environmental Matters...........................................................37
           4.16 Tax Matters.....................................................................38
           4.17 Intellectual Property...........................................................39
           4.18 Related Party Transactions......................................................39
           4.19 No Undisclosed Material Liabilities.............................................39
           4.20 No Default......................................................................40
           4.21 Title to Properties; Encumbrances...............................................40
           4.22 Brokers.........................................................................41
           4.23 Opinion of Financial Advisor....................................................41
           4.24 Acquiror Stock Ownership........................................................41
           4.25 Voting Requirements.............................................................41
           4.26 State Takeover Statutes.........................................................41
           4.27 Requested Information; Material Contracts.......................................42
           4.28 Receivables.....................................................................42
           4.29 Books and Records...............................................................42
           4.30 No Excess Parachute Payments....................................................42
           4.31 Change of Control Provisions....................................................43
           4.32 Franchise Activities............................................................43
           4.33 Disclosure......................................................................43


ARTICLE V.......................................................................................44
           5.1 Proxy Statement/Prospectus; Registration Statement; Stockholders' Meeting........44
           5.2 Conduct of the Business of the Company Prior to the Effective Time...............46
           5.3 Conduct of the Business of Acquiror Prior to the Effective Time..................49
           5.4 Access to Properties and Records.................................................50
           5.5 No Solicitation of Transactions..................................................51
           5.6 Compliance by Merger Sub; Conduct of Business by Merger Sub......................52
           5.7 Treatment of Options.............................................................52
           5.8 Indemnification; Directors' and Officers' Liability..............................53
           5.9 Confidentiality..................................................................54
           5.10 Best Efforts....................................................................54
           5.11 Certification of Stockholder Vote...............................................55
           5.12 Affiliate Agreements............................................................55
           5.13 Listing Application.............................................................56
           5.14 Supplemental Disclosure Schedules...............................................56
           5.15 No Action.......................................................................56
           5.16 Advice of Changes...............................................................56
           5.17 Option and Shareholder Agreements...............................................56

           5.18 Plan of Reorganization..........................................................56
           5.19 Possible Acquiror Loan..........................................................57
           5.20 Election of JMAC, Inc. Designee.................................................57
           5.21 Employee Benefits...............................................................57


ARTICLE VI......................................................................................58
           6.1 Conditions to Each Party's Obligation to Effect the Merger.......................58
           6.2 Additional Conditions to the Obligations of the Company..........................59
           6.3 Conditions to the Obligations of Acquiror and Merger Sub to Effect the Merger....60


ARTICLE VII.....................................................................................62
           7.1 Termination......................................................................62
           7.2 Effects of Termination...........................................................63
           7.3 Procedure for Termination........................................................64


ARTICLE VIII....................................................................................64
           8.1 Amendment........................................................................64
           8.2 Waiver...........................................................................64
           8.3 Survival.........................................................................64
           8.4 Expenses and Fees................................................................64
           8.5 Notices..........................................................................65
           8.6 Interpretation...................................................................66
           8.7 Mutual Drafting..................................................................66
           8.8 Public Announcements.............................................................66
           8.9 Certain Definitions..............................................................67
           8.10 Entire Agreement................................................................69
           8.11 Assignment; Parties in Interest.................................................69
           8.12 Counterparts....................................................................69
           8.13 Invalidity; Severability........................................................69
           8.14 Enforcement; Consent to Jurisdiction............................................70
           8.15 Governing Law...................................................................70

                                    EXHIBITS

Exhibit A             Form of Option Agreement
Exhibit B             Form of Shareholder Agreement
Exhibit C             Form of Company Affiliate Agreement
Exhibit D             Intentionally Omitted
Exhibit E-1           Form of Hogan & Hartson L.L.P. Opinion Letter
Exhibit E-2           Form of Dinsmore & Shohl Opinion Letter
Exhibit E-3           Form of Wachtell, Lipton, Rosen & Katz Opinion Letter
Exhibit E-4           Form of Bricker & Eckler LLP Opinion Letter

                                     ANNEXES

Annex A               Commitment Letter for Acquiror Loan


                                    SCHEDULES

Schedule 1.6(a)       Directors of Surviving Corporation
Schedule 1.6(b)       Officers of Surviving Corporation

                               AGREEMENT OF MERGER


       AGREEMENT OF MERGER ("Agreement") dated as of October 18, 1998 by and among SUNRISE ASSISTED LIVING, INC., a Delaware corporation (referred to herein as "Acquiror"), BUCKEYE MERGER CORPORATION, an Ohio corporation and a wholly owned subsidiary of Acquiror (referred to herein as "Merger Sub"), and Karrington Health, Inc., an Ohio corporation (referred to herein as the "Company").

       WHEREAS, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the Ohio General Corporation Law (the "OGCL") will merge with and into the Company (the "Merger") (the Company, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation");

       WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair and in the best interests of the Company's shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, and (iii) recommended approval and adoption of the Agreement by the shareholders of the Company;

       WHEREAS, the Board of Directors of Acquiror has determined that the Merger is in the best interests of Acquiror and its stockholders and the Boards of Directors of Acquiror and Merger Sub have approved and adopted the Agreement;

       WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition of Acquiror's willingness to enter into this Agreement, the Company is entering into an Option Agreement dated the date hereof and attached as Exhibit A hereto (the "Option Agreement") pursuant to which the Company is granting to Acquiror an option to purchase shares of the common stock, without par value, of the Company (the "Company Common Stock");

       WHEREAS, as a condition to Acquiror's and Merger Sub's willingness to enter into this Agreement, concurrently herewith certain shareholders and each of the directors and officers of the Company are entering into shareholder agreements with Acquiror dated the date hereof and attached as Exhibit B hereto (the "Shareholder Agreements"), pursuant to which, among other things, each such shareholder, officer and director (in such director's and officer's capacity as a shareholder) agrees to vote in favor of this Agreement and the Merger and against any competing proposals;

       WHEREAS, it is the intention of Acquiror and the Company to negotiate definitive documentation for the provision of the Acquiror Loan (as defined herein) under the circumstances and terms set forth herein;

       WHEREAS, Acquiror and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

       WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

       NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the method of carrying the same into effect, the parties hereby agree as follows:


                                    ARTICLE I
                                   THE MERGER

       1.1 The Merger. Upon the terms and subject to the conditions hereinafter set forth, and in accordance with the OGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the Surviving Corporation, shall continue to exist under and be governed by the OGCL. The name of the Surviving Corporation shall be Karrington Health, Inc., unless and until otherwise changed in accordance with the OGCL.

       1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., Washington, D.C. time, at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, D.C. 20004, as promptly as practicable (but in no event later than the second business day) after satisfaction or waiver, if permissible, of the conditions set forth in Article VI, or at such other location, time or date as may be agreed to in writing by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

       1.3 Effective Time. If all the conditions to the Merger set forth in
Article VI shall have been satisfied or, if permissible, waived in accordance herewith and this Agreement shall not have been terminated as provided in
Article VII, the parties hereto shall cause the Merger to be consummated by filing, on or as soon as practicable following the Closing Date, a certificate of merger meeting the requirements of the OGCL ("Certificate of Merger") with the Secretary of State of the State of Ohio in such form as required by, and executed in accordance with such requirements of, the OGCL. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Ohio in accordance with the OGCL or at such other time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

       1.4 Effects of Merger. At the Effective Time, the Merger shall have the effects set forth in Section 1701.82 and other applicable provisions of the OGCL. As of the Effective Time, Acquiror shall own directly all of the outstanding equity securities of the Surviving Corporation.

       1.5 Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and the Bylaws of Merger Sub shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, in each case until thereafter changed or amended as provided therein or in accordance with applicable Law.

       1.6 Directors and Officers. The persons set forth on Schedule 1.6(a) hereto shall, after the Effective Time, serve as the directors of the Surviving Corporation, to serve until their successors have been duly elected and qualified in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The persons set forth on Schedule 1.6(b) hereto shall, after the Effective Time, serve as the officers of the Surviving Corporation at the pleasure of the Board of Directors of the Surviving Corporation in the office(s) set forth on said Schedule 1.6(b).


                                   ARTICLE II
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

       2.1 Share Consideration; Conversion or Cancellation of Shares in the Merger. Subject to the provisions of this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

           (a) Each issued and outstanding share of Company Common Stock
       (other than shares of Company Common Stock to be canceled in accordance with Section 2.1(d)) shall be automatically converted into the right to receive (i) a number of shares of Acquiror Common Stock equal to the lesser of (A) 0.3939; or (B) the number obtained by dividing $13.00 by the Average Trading Price of Acquiror Common Stock (as defined below) but in no event less than 0.3333 (the "Exchange Ratio"), plus (ii) the associated right to purchase shares of Series C Junior Participating Preferred Stock of Acquiror pursuant to that certain Rights Agreement dated as of April 25, 1996 between Acquiror and First Union National Bank of North Carolina, as amended (the "Rights Agreement"). For purposes of the preceding sentence, the Average Trading Price of Acquiror Common Stock shall be equal to the average of the closing price of a share of Acquiror Common Stock as quoted on Nasdaq National Market for the ten
       (10) day trading period ending three trading days prior to the date of the Company Shareholders' Meeting. If, between the date of this Agreement and the Effective Time, Acquiror or the Company should split, subdivide, reclassify, recapitalize, combine or exchange their respective Common Stock, or pay a stock dividend or other stock distribution in their respective Common Stock, or otherwise change their respective Common Stock into a different number of shares, a different class or a different type of security, or make any other dividend or distribution on their respective Common Stock, then the Exchange Ratio will be appropriately adjusted to reflect such split, subdivision, reclassification, recapitalization, combination, exchange, dividend or other distribution or change. The Exchange Ratio shall be rounded, in each case, to the nearest ten-thousandth of a share.

           (b) All of the issued and outstanding shares of the Company Common Stock converted into Acquiror Common Stock pursuant to Section 2.1(a) (the "Company Shares") shall cease to be outstanding, shall automatically be canceled and retired and shall cease to exist, and each certificate representing any such shares shall thereafter only represent the right to receive for each of such shares, upon the surrender of such certificate by the holder thereof in accordance with Section 2.2(b), the amount of the Acquiror Common Stock specified above (the "Share Consideration") and cash in lieu of fractional shares of Acquiror Common Stock as contemplated by Section 2.4. The holders of such certificates previously evidencing such shares of Company Common Stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein.

           (c) The issued and outstanding shares of the common stock, $.01 par value, of Merger Sub (the "Merger Sub Common Stock"), shall be converted into one hundred (100) shares of newly and validly issued, fully paid and nonassessable shares of common stock, without par value, of the Surviving Corporation ("Surviving Corporation Common Stock"), so that at and immediately following the Effective Time only such newly issued Surviving Corporation Common Stock will constitute all of the issued and outstanding capital stock of the Surviving Corporation.

           (d) All shares of Company Common Stock that are owned by the Company, Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of the Company immediately prior to the Effective Time shall automatically be canceled and retired and cease to exist, without any conversion thereof or payment with respect thereto, and no Acquiror Common Stock or other consideration shall be delivered in exchange therefor.

           (e) Each outstanding option to purchase Company Common Stock (each, a "Company Stock Option") shall be assumed by Acquiror in the manner provided in Section 5.7.

       2.2 Payment for Shares in the Merger.

           (a) As of the Effective Time, Acquiror shall enter into an agreement with a bank or trust company selected by Acquiror and reasonably acceptable to the Company as exchange agent for the Company Shares in accordance with this
Article II (the "Exchange Agent"), which shall provide that Acquiror shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of those persons who immediately prior to the Effective Time were the holders of Company Shares, a sufficient number of certificates representing shares of Acquiror Common Stock required to effect the delivery of the aggregate Share Consideration required to be issued pursuant to Section 2.1 (the certificates representing Acquiror Common Stock comprising such aggregate Share Consideration, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions from Acquiror, deliver the shares of Acquiror Common Stock contemplated to be issued pursuant to Section 2.1 and, unless otherwise directed by the Acquiror in accordance with Section 2.4(b), effect the sales provided for in Section 2.4(a) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

           (b) As soon as reasonably practicable after the Effective Time, Acquiror shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Company Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing the Share Consideration and cash in lieu of fractional shares, if any. Upon the surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly completed and properly executed in accordance with instructions thereto and such other customary documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (X) certificates evidencing the number of shares of Acquiror Common Stock that such holder has the right to receive pursuant to Section 2.1(a), rounded down to the nearest whole share (after taking into account all shares of Company Common Stock then held by such holder under all such Certificates so surrendered), (Y) cash in lieu of fractional shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.4 herein and (Z) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) herein, the dividends, distributions and cash described in clauses (Y) and (Z) being collectively referred to as the "Other Amounts", and the surrendered Certificate shall forthwith be canceled. Until so surrendered and exchanged, the Certificates shall represent solely the right to receive the Share Consideration and the Other Amounts, subject to any required withholding of taxes. If Share Consideration for any Company Shares is to be issued to a person other than the person in whose name the Certificates for such surrendered shares are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance or delivery of such Share Consideration to a person other than the registered holder of the Certificates surrendered or shall establish to the satisfaction of Acquiror that such tax has been paid or is not applicable. Unless prohibited by law, former stockholders of record of the Company as of the Effective Time shall be entitled to vote, after the Effective Time, at any meeting of Acquiror stockholders, the number of whole shares of Acquiror Common Stock into which their respective Company Shares are converted, regardless of whether such holders have exchanged their Certificates in accordance with this Section 2.2.

           (c) No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holders of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby, and no part of the Share Consideration or Other Amounts shall be paid to any such holder, until the surrender of such Certificate in accordance with this Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid by Acquiror or the Exchange Agent to the holder of the certificates evidencing whole shares of

Acquiror Common Stock issued in exchange therefor, in addition to the Share Consideration to be issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Acquiror Common Stock to which such holder is entitled pursuant to
Section 2.4 and the amount of dividends or other distributions, with a record date after the Effective Time theretofore paid with respect to such Share Consideration, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender, payable with respect to such Share Consideration.

           (d) All shares of Acquiror Common Stock issued and all cash paid upon the surrender for exchange of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Sections 2.2(c) or 2.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which have been disclosed to Acquiror on the Company Disclosure Schedule and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, Acquiror or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

           (e) In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such person of a bond in such amount, form and with such surety as Acquiror may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the number of shares of the Acquiror Common Stock and cash in lieu of fractional shares deliverable (and unpaid dividends and distributions) in respect thereof pursuant to this Agreement.

           (f) Acquiror, as the sole stockholder of Merger Sub, shall, upon surrender to the Surviving Corporation of certificates representing the Merger Sub Common Stock, receive a certificate representing the number of shares of the Surviving Corporation Common Stock into which such Merger Sub Common Stock shall have been converted pursuant to Section 2.1.

           (g) Certificates surrendered for exchange by any person constituting a Company Affiliate (as defined in Section 5.12) shall not be exchanged for certificates representing Acquiror Common Stock until Acquiror has received a written agreement from such person as provided in Section 5.12.

       2.3 Exchange Agent. Acquiror shall cause the Exchange Agent to agree, among other things, that (i) the Exchange Agent shall maintain the Exchange Fund as a separate fund to be held for the benefit of the holders of the Company Shares, which shall be promptly applied by the Exchange Agent to making the payments provided for in
Section 2.2, (ii) any portion of the Exchange Fund that has not been paid to holders of the Company Shares pursuant to Section 2.2 prior to that date which is six months from the Effective Time shall be delivered to Acquiror, and any holders of Company Shares who shall not have theretofore complied with Section
2.2 shall thereafter look only to Acquiror for the Share Consideration and Other Amounts; (iii) the Exchange Fund shall not be used for any purpose that is not provided for herein, and (iv) all expenses of the Exchange Agent shall be paid directly by Acquiror. Promptly following the date which is six months from the Effective Time, the Exchange Agent shall return to Acquiror all cash, securities and any other instruments in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of Certificates may surrender such Certificates to Acquiror and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Share Consideration payable with respect thereto, without interest, but shall have no greater rights against Acquiror than may be accorded to general creditors of Acquiror under the OGCL. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Acquiror Common Stock held by it from time to time hereunder. None of Acquiror, Merger Sub, the Company, the Exchange Agent, nor any of their respective officers, directors and employees shall be liable to any holder of shares of Company Common Stock for any Share Consideration or Other Amounts from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Acquiror, on a daily basis. Any interest and other income resulting from such investments shall be paid to Acquiror.

       2.4 Fractional Shares.

           (a) No certificates or scrip evidencing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of Certificates, and any such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Acquiror. In lieu of any such fractional shares, each holder of Company Shares who would otherwise have been entitled to a fractional share of Acquiror Common Stock upon surrender of Certificates for exchange pursuant to this Article II will be paid an amount in cash (without interest), rounded to the nearest cent, equal to such holder's proportionate interest in the Fractional Securities Fund (as defined below) or as otherwise provided in Section 2.4(b). As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of whole shares of the Acquiror Common Stock delivered to the Exchange Agent by Acquiror pursuant to Section 2.2(a) over (ii) the aggregate number of whole shares of the Acquiror Common Stock to be distributed to holders of the Company Shares pursuant to Section 2.2(b) (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the holders of Company Shares, unless otherwise directed by Acquiror pursuant to Section 2.4(b), shall sell the Excess Shares at then prevailing prices on The Nasdaq National Market ("Nasdaq"), all in the manner provided in this Section 2.4(a). The sale of the Excess Shares by the Exchange Agent shall be executed on Nasdaq and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the

Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Acquiror shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale or sales have been distributed to the holders of Company Shares, the Exchange Agent will hold such proceeds in trust for such holders of Company Shares (the "Fractional Securities Fund").

           (b) In lieu of establishing the Fractional Securities Fund pursuant to Section 2.4(a), the Exchange Agent may, at the direction of Acquiror prior to the Effective Time, pay any cash amounts due the former stockholders of the Company directly from cash made available to the Exchange Agent by Acquiror for such purpose, in which event, each holder of Company Shares who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Acquiror Common Stock multiplied by the closing price of a share of Acquiror Common Stock on the business day immediately preceding the Closing Date as reported on Nasdaq.

           (c) As soon as practicable after the determination of the amount of cash to be paid to holders of Company Shares in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such holders.

       2.5 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, bills of sale, assignments, assurances in law or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to or interest in any property or right of the Company or Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Company and Merger Sub agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such deeds, bills of sale, assignments and assurances in law and do all acts or things necessary, desirable or proper to vest, perfect or confirm title to or interest in such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company and Merger Sub or otherwise to take any and all such action.

                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

       On or prior to the date hereof, Acquiror has delivered to the Company a schedule (the "Acquiror Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision hereof or (ii) as an exception to one or more representations or warranties contained in Article III or to one or more of its covenants contained in Article V;

provided that the mere inclusion of an item in the Acquiror Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Acquiror that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Acquiror. Acquiror and Merger Sub, jointly and severally, represent and warrant to the Company in each case, as of the date of this Agreement that, except as set forth in the Acquiror Disclosure Schedule, which shall identify exceptions by specific Section references:

       3.1 Organization. Each of Acquiror, Merger Sub and Acquiror's subsidiaries (the "Acquiror Subsidiaries") has been duly organized and is validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction of its organization, has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror. The term "Material Adverse Effect on Acquiror" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, is or would reasonably be expected to be materially adverse to the financial condition, results of operations, properties or business of Acquiror and the Acquiror Subsidiaries taken as a whole; provided, however, that Material Adverse Effect on Acquiror shall not be deemed to include the impact of (i) changes in general economic conditions or conditions applicable to the assisted living industry generally,
(ii) changes or effects which result from the execution and delivery of this Agreement or the consummation of any transactions contemplated hereby, or (iii) the events set forth in Section 3.1 of the Acquiror Disclosure Schedule. True and complete copies of the Restated Certificate of Incorporation ("Acquiror Restated Certificate of Incorporation") and the Amended and Restated Bylaws of Acquiror (the "Acquiror Bylaws") have heretofore been delivered to the Company, and such Acquiror Restated Certificate of Incorporation and Acquiror Bylaws are in full force and effect. True and complete copies of the Articles of Incorporation and the Code of Regulations of Merger Sub have heretofore been delivered to the Company, and such Articles of Incorporation and Code of Regulations are in full force and effect. Section 3.1 of the Acquiror Disclosure Schedule contains a complete and accurate list of all of the Acquiror Subsidiaries, a list of the jurisdictions where Acquiror and each of the Acquiror Subsidiaries is duly qualified or licensed to do business as a foreign organization and Acquiror's percentage ownership in each such Acquiror Subsidiary. Neither Acquiror nor any Acquiror Subsidiary is in violation of any provision of its articles or certificate of incorporation or bylaws (each as may have been amended or restated) or other organizational documents, as the case may be. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any liabilities or obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

       3.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Acquiror consists of (i) 60,000,000 shares of Common Stock, par value $0.01 per share ("Acquiror Common Stock") and (ii) 10,000,000 shares of preferred stock, $.01 par value ("Acquiror Preferred Stock"), of which 30,000 shares of the Acquiror Preferred Stock have been designated as "Series C Junior Participating Preferred Stock." As of October 16, 1998, (i) 19,383,210 shares of Acquiror Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Acquiror Restated Certificate of Incorporation or the Acquiror Bylaws or any agreement to which Acquiror is a party or by which Acquiror is bound and (ii) no shares of Acquiror Common Stock were held in the treasury of Acquiror. As of the date of this Agreement, no shares of Acquiror Preferred Stock are issued and outstanding. Each of the outstanding shares of capital stock of Acquiror were issued in compliance with all applicable Federal and state laws concerning the issuance of securities. As of the date of this Agreement, 4,667,678 shares of Acquiror Common Stock are reserved for future issuance pursuant to employee stock options granted pursuant to Acquiror's stock option plans described in Section 3.2 of the Acquiror Disclosure Schedule (the "Acquiror Option Plans") and certain other option arrangements (any stock option so issued being a "stock option"). In addition to the foregoing, 4,033,613 shares of Acquiror Common Stock are reserved for issuance upon conversion of Acquiror's $150,000,000 principal amount of aggregate outstanding 5.5% Convertible Subordinated Notes Due 2002 (the "Acquiror Notes"). As of the date of this Agreement, the authorized capital of Merger Sub consists of 850 shares of common stock, without par value per share, of which 100 shares are issued and outstanding and were duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Merger Sub's Articles of Incorporation or Code of Regulations or any agreement to which Merger Sub is a party or by which Merger Sub is bound. Acquiror has heretofore delivered to the Company a correct and complete copy of the Acquiror Option Plans. Except as set forth in this Section
3.2 or in Section 3.2 of the Acquiror Disclosure Schedule, there are no options, warrants, puts, calls or other rights (including registration rights), agreements, arrangements or commitments of any character to which Acquiror or any Acquiror Subsidiary is a party or by which any of them is bound relating to the issued or unissued capital stock of, or other equity interests in, Acquiror or any Acquiror Subsidiary or obligating Acquiror or any Acquiror Subsidiary to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any shares of capital stock of, or other equity interests in, Acquiror or any Acquiror Subsidiary, by sale, lease, license or otherwise. All shares of Acquiror Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and will not have been issued in violation of or subject to any preemptive rights created by statute, the Acquiror Restated Certificate of Incorporation or Acquiror Bylaws or any agreement to which Acquiror is a party or by which Acquiror is bound. Except as set forth in this Section 3.2, in Section 3.2 of the Acquiror Disclosure Schedule, or in the Acquiror Current Reports (as defined in Section 3.11), there are no outstanding contractual obligations, contingent or otherwise, of Acquiror or any Acquiror Subsidiary to repurchase, redeem or otherwise acquire any shares of

Acquiror Common Stock or any capital stock of, or other equity interests in, any Acquiror Subsidiary. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any of the revenues or earnings, or any payment based thereon or calculated in accordance therewith, of Acquiror or any Acquiror Subsidiary. Each outstanding share of capital stock of, or other equity interest in, each Acquiror Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 3.2 of the Acquiror Disclosure Schedule, each such share or other equity interest owned by Acquiror or another Acquiror Subsidiary is owned free and clear of all security interests, liens, claims, charges, pledges, options, rights of first refusal, agreements, conditions, restrictions, limitations on voting rights, charges, decrees, judgments, and other encumbrances or imperfections of title of any nature whatsoever ("Encumbrances"). Except for the capital stock of the Acquiror Subsidiaries and except for the ownership interests set forth in Section 3.2 of the Acquiror Disclosure Schedule, Acquiror does not own, directly or indirectly, any capital stock or other ownership interest in, or any interest convertible into or exchangeable or exercisable for capital stock of or other ownership interest in, any person. Acquiror is not aware of any voting trust, stockholder agreement or other similar arrangement relating to any shares of Acquiror Common Stock.

       3.3 No Adjustment Under Notes. No event has occurred or failed to occur that has resulted in an adjustment to the original conversion price under the Acquiror Notes.

       3.4 Options or Other Rights. Except as disclosed in Section 3.2 herein or in the Acquiror SEC Filings (as defined in Section 3.12), as of the date of this Agreement, there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from Acquiror or any Acquiror Subsidiary any of the outstanding authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Acquiror or any Acquiror Subsidiary, and there is no outstanding security of any kind convertible into or exchangeable for such capital stock. Except as set forth in
Section 3.4 of the Acquiror Disclosure Schedule or the Acquiror SEC Filings, there are no agreements or understandings among Acquiror or any Acquiror Subsidiary on the one hand and any other person on the other hand concerning the registration of any security of Acquiror or an Acquiror Subsidiary under the Securities Act (as defined below).

       3.5 Authority Relative to this Agreement.

           (a) Acquiror has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by Acquiror. The execution and delivery of this Agreement by Acquiror and the consummation of the transactions contemplated on its part hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Acquiror are necessary to authorize the execution and delivery of this Agreement by Acquiror or the consummation of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equity principles.

           (b) Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by it. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equity principles.

       3.6 Acquiror Common Stock. The shares of Acquiror Common Stock to be issued in connection with the Merger have been duly authorized and, when issued as contemplated hereby at the Effective Time, will be validly issued, fully paid and non-assessable, and not subject to any preemptive rights created by statute, Acquiror's Restated Certificate of Incorporation or Bylaws or any agreement to which Acquiror is a party or by which Acquiror is bound and will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and registered or exempt from registration under applicable state "blue sky" laws and approved for listing on Nasdaq.

       3.7 No Violation. Other than as listed on Section 3.7 to the Acquiror Disclosure Schedule, the execution and delivery of this Agreement by each of Acquiror and Merger Sub do not, the performance by Acquiror and Merger Sub of their respective obligations hereunder will not, and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby to be performed by each of them will not (i) violate or conflict with any provision of any Law (as defined in Section 8.9(h)) in effect on the date of this Agreement and applicable to Acquiror or any Acquiror Subsidiary or by which any of their respective properties or assets is bound or subject, (ii) require Acquiror or any Acquiror Subsidiary to obtain any consent, waiver, approval, license or authorization or permit of, or make any filing with, or notification to, any governmental, quasi-governmental or regulatory authority, domestic or foreign ("Governmental Entities"), based on Laws, rules, regulations and other requirements of Governmental Entities in effect as of the date of this Agreement (other than (a) the filing of a pre-merger notification report under The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and the expiration of the applicable waiting period, (b) filings or authorizations required in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act, the rules and regulations of Nasdaq or the "takeover" or "blue sky" laws of various states,
(c) filing and recordation of appropriate merger documents as required by the OGCL and (d) any other filings and approvals expressly contemplated by this Agreement), (iii) require the consent, waiver, approval, license or authorization of any person (other than Governmental Entities), (iv) violate, conflict with, or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of, or result in any, termination, amendment, acceleration or cancellation of, or loss of any benefit or creation of a right of first refusal, or require any payment under, or result in the creation of a lien or other encumbrance on any of the properties or assets of Acquiror or any Acquiror Subsidiary pursuant to or under any provision of any indenture, mortgage, note, bond, lien, lease, license, agreement, franchise, contract, order, judgment, ordinance, Acquiror Permit (as defined below) or other instrument or obligation to which Acquiror or any Acquiror Subsidiary is a party or by which Acquiror or any Acquiror Subsidiary or any of their respective properties is bound or subject to, or (v) conflict with or violate the Certificate of Incorporation or Bylaws, or the equivalent organizational documents, in each case as amended or restated, of Acquiror or any of the Acquiror Subsidiaries, except for any such conflicts, consents, waivers, approvals, licenses, filings or violations described in clause (i) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iv) that would not have a Material Adverse Effect on Acquiror and except for such consents, waivers, approvals, licenses or authorizations described in clauses (ii) or (iii) that individually or in the aggregate would not be material to the Acquiror, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, either individually or in the aggregate, prevent Acquiror or Merger Sub from performing any of their respective obligations under this Agreement and would not have a Material Adverse Effect on Acquiror.

       3.8 Compliance with Laws.

           (a) As of the date of this Agreement, each of Acquiror and the Acquiror Subsidiaries holds all licenses, certificates of need ("CONs"), franchises, grants, permits, easements, variances, accreditations, exemptions, consents, certificates, identification numbers, approvals, orders and other authorizations (collectively, "Acquiror Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, are certified as providers under all applicable Medicare and Medicaid programs and the Federal Civilian Health and Medical Plan of the Uniformed Services ("CHAMPUS") program to the extent required to be so certified, and are in compliance with, and have performed in all material respects all obligations under, all Acquiror Permits and all Laws governing their respective businesses, including, without limitation, the requirements, guidelines, rules and regulations of Medicare, Medicaid, CHAMPUS, state approved Medicaid waiver programs and other third-party reimbursement programs, except where the failure to hold such Acquiror Permits or to so comply or perform, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror. No Acquiror Permits will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

           (b) To Acquiror's knowledge, all health care personnel employed by Acquiror or any Acquiror Subsidiary are properly licensed to the extent required to perform the duties of their employment in each jurisdiction where such duties are performed.

           (c) Except as set forth in Section 3.8(c) of the Acquiror Disclosure Schedule, no action or proceeding is pending or, to Acquiror's knowledge, threatened that may result in the suspension, revocation or termination of any Acquiror Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and neither Acquiror nor any Acquiror Subsidiary has received any notice from any governmental authority in respect of the suspension, revocation or termination of any Acquiror Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation or proceeding could result, individually or in the aggregate, in a Material Adverse Effect on Acquiror.

           (d) Neither Acquiror nor any Acquiror Subsidiary has received notice that Medicare, Medicaid, CHAMPUS, state approved Medicaid waiver programs or any other third-party reimbursement program has any claims for disallowance of costs against any of them which could result in offsets against future reimbursement or recovery of prior payments, which offsets or recoveries, individually or in the aggregate, would have a Material Adverse Effect on Acquiror.

           (e) Acquiror and the Acquiror Subsidiaries have filed all forms, reports, statements, and other documents required to be filed with any Governments Entities, including, without limitation, state insurance and state and federal health regulatory authorities and reimbursement programs, except where the failure to file such forms, reports, statements or other documents under this Section 3.8(e) would not have a Material Adverse Effect on Acquiror.

       3.9 Fraud and Abuse Matters. Neither Acquiror nor any Acquiror Subsidiary, nor the officers, directors, employees or agents of any of Acquiror or any Acquiror Subsidiary, have engaged in any activities which are prohibited, or are cause for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid, or any other State Health Care Program (as defined in
Section 1128(h) of the federal Social Security Act ("SSA")) or Federal Health Care Program (as defined in Section 1128B(f) of the SSA) under Sections 1320a-7, 1320a-7a, 1320a-7b, or 1395nn of Title 42 of the United States Code, the federal CHAMPUS statute, or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes or which are prohibited by any private accrediting organization from which Acquiror or any Acquiror Subsidiary seeks accreditation or by generally recognized professional standards of care or conduct, including but not limited to the following activities:

           (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

           (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

           (c) presenting or causing to be presented a claim for reimbursement under CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program that is (i) for an item or service that the person presenting or causing to be presented knows or should know was not provided as claimed, or (ii) for an item or service and the person presenting knows or should know that the claim is false or fraudulent;

           (d) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring, or to induce the referral of, an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid, or any other State Health Care Program or Federal Health Care Program, or (ii) in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease, or order, of any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program; or

           (e) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) or a material fact with respect to (i) the conditions or operations of a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program certification, or (ii) information required to be provided under SSA Section 1124A.

       3.10 Medicare/Medicaid Participation.

           (a) Neither Acquiror nor to the knowledge of Acquiror any other person who immediately prior to the Closing has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. Section 1001.1001(a)(2)) in Acquiror or any Acquiror Subsidiary, or who has an ownership or control interest (as defined in SSA Section 1124(a)(3) or any regulations promulgated thereunder) in Acquiror or any Acquiror Subsidiary, or who is an officer, director, agent (as defined in 42 C.F.R. Section 1001.1001(a)(2)), or managing employee (as defined in SSA Section 1126(b)) of Acquiror or any Acquiror Subsidiary, and to the knowledge of Acquiror and any Acquiror Subsidiary, no person with any relationship with such entity (including without limitation a parent company or shareholder of, or partner in any Acquiror Subsidiary) who immediately prior to the Closing will have an indirect ownership interest (as that term is defined in 42 C.F.R. Section 1001.1001(a)(2)) in Acquiror or any Acquiror Subsidiary: (1) has had a civil monetary penalty assessed against it under SSA Section 1128A;
(2) has been excluded from participation under Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program; (3) has been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the following categories of offenses as described in SSA Section 1128(a) and (b)(1), (2),

(3): (i) criminal offenses relating to the delivery of an item or service under Medi care, Medicaid or any other State Health Care Program or Federal Health Care Program; (ii) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a health care item or service; (iii) criminal offenses under federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local government agency;
(iv) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described in (i) through (iii) above; or (v) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

           (b) Section 3.10(b) of the Acquiror Disclosure Schedule contains a list of each existing Medicare and Medicaid contract (the "Acquiror Program Agreements") or evidence thereof relating to the participation by Acquiror and the Acquiror Subsidiaries in the Medicare, Medicaid and CHAMPUS programs (the "Governmental Programs"). The businesses of Acquiror and the Acquiror Subsidiaries are in compliance with all material terms, conditions and provisions of the Acquiror Program Agreements except where the failure to comply would not have a Material Adverse Effect on Acquiror. Except as set forth in
Section 3.10(b) of the Acquiror Disclosure Schedule, (i) no notice of any offsets against future reimbursement has been received by Acquiror or any Acquiror Subsidiary, nor to the knowledge of Acquiror, is there any reasonable basis therefor with respect to the Governmental Programs except with respect to offsets in the ordinary course of business which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Acquiror, (ii) there are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to reopen or open completed payments with respect to the Governmental Programs except such adjustments made in the ordinary course of business which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Acquiror, and (iii) neither Acquiror nor any Acquiror Subsidiary has received notice of pending, threatened or possible decertification or other loss of participation in any of the Governmental Programs which remains in effect as of the date hereof. Section 3.10(b) of the Acquiror Disclosure Schedule lists any material contracts between Acquiror or any Acquiror Subsidiary and third party payors, copies of which have been made available to Acquiror. Acquiror and each of the Acquiror Subsidiaries, as applicable, are in compliance in all material respects with all of the terms, conditions and provisions of the contracts referenced in the immediately preceding sentence.

       3.11 Litigation. As of the date of this Agreement, except as may be disclosed in the Acquiror 10-K (as defined below), reports filed on Forms 10-Q or 8-K or proxy statements filed on Schedule 14A for periods subsequent to the period covered by such Acquiror 10-K, in each case filed prior to the date hereof (such reports and filings, collectively, the "Acquiror Current Reports"), or except as set forth in Section 3.11 of the Acquiror Disclosure Schedule, there is no claim, litigation, suit, arbitration, mediation, action, proceeding, unfair labor practice complaint or grievance pending or, to Acquiror's knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to Acquiror's knowledge, threatened in writing against Acquiror or any Acquiror Subsidiary or with respect to any property or asset of any of them, except for claims, litigations, suits, arbitrations, mediations, actions, proceedings, complaints, grievances or investigations which, individually or in the aggregate, (a) would not have a Material Adverse Effect on Acquiror, (b) would not impair in any material respect the ability of Acquiror or any Acquiror Subsidiary to perform its obligations under this Agreement or any other document contemplated hereby or thereby or (c) would not prevent the consummation by Acquiror or any Acquiror Subsidiary of any of the transactions contemplated by this Agreement or any other document contemplated hereby or thereby. Neither Acquiror nor any Acquiror Subsidiary nor any property or asset of any of them is subject to any continuing order, judgment, settlement agreement, injunction, consent decree or other similar written agreement with or, to Acquiror's knowledge, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, consent decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for such matters which (a) would not reasonably be expected to have a Material Adverse Effect on Acquiror, (b) would not impair in any material respect the ability of Acquiror or Merger Sub to perform its obligations under this Agreement or (c) would not prevent the consummation by Acquiror or Merger Sub of the transactions contemplated by this Agreement.

       3.12 Financial Statements and Reports. Acquiror has made available to the Company true and complete copies of (a) its Annual Report on Form 10-K for the year ended December 31, 1997 (the "Acquiror 10-K") as filed with the Securities and Exchange Commission (the "Commission"), (b) its proxy statement relating to the annual meeting of its stockholders held on April 28, 1998; (c) all registration statements filed by Acquiror and declared effective under the Securities Act (other than registration statements on Form S-8), and (d) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K but excluding preliminary material and reports pursuant to Sections 13(d) or 13(g) of the Exchange Act) filed by it with the Commission other than registration statements on Form S-8. The reports, statements and registration statements referred to in the immediately preceding sentence (including, without limitation, any financial statements or schedules or other information, included or incorporated by reference therein) are referred to in this Agreement as the "Acquiror SEC Filings." As of the respective times such documents were filed or, as applicable, were effective, the Acquiror SEC Filings complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and except to the extent that information contained in any Acquiror SEC Filings has been revised or superseded by a later Acquiror SEC Filing filed and publicly available prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Acquiror included in the Acquiror SEC Filings complied as of their respective dates of filing with the Commission as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the Commission) and present fairly the consolidated financial position, consolidated results of operations and consolidated cash flows of Acquiror and the Acquiror Subsidiaries as of the dates and for the periods indicated, except
(i) in the case of unaudited interim consolidated financial statements, to normal recurring year-end audit adjustments and any other adjustments described therein and (ii) any pro forma financial information contained therein is not necessarily indicative of the consolidated financial position of Acquiror and the Acquiror Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated. No Acquiror Subsidiary is required to file any form, report or other document with the Commission. Except as set forth in the Acquiror Current Reports, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since the date of the most recent consolidated balance sheet included in the Acquiror Current Reports, neither Acquiror nor any Acquiror Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Acquiror and the Acquiror Subsidiaries or in the notes thereto which could reasonably be expected to have a Material Adverse Effect on Acquiror. The pro forma financial information (and related notes thereto) included in the Acquiror SEC Filings present fairly the information shown therein and were prepared, as of the respective dates of filing of the Acquiror SEC Filings with the Commission, in accordance with the Commission's rules and guidelines with respect to pro forma financial statements. The necessary pro forma adjustments have been properly applied to the historical amounts in the compilation of such pro forma financial information, the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

       3.13 Absence of Certain Changes or Events. Other than as disclosed in the Acquiror Current Reports or in Section 3.13 to the Acquiror Disclosure Schedule, since June 30, 1998 and through the date of this Agreement, the business of Acquiror and of each of the Acquiror Subsidiaries has been conducted in the ordinary course, and there has not been (i) any Material Adverse Effect on Acquiror; or (ii) any split, combination or reclassification of any of the capital stock of Acquiror.

       3.14 Employee Benefit Plans and Employment Matters.

           (a) Section 3.14(a) of the Acquiror Disclosure Schedule lists all employee benefit plans, collective bargaining agreements, labor contracts, and employment agreements not otherwise disclosed in the Acquiror Current Reports in which Acquiror or any Acquiror Subsidiary participates, or by which any of them are bound, including, without limitation, (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, welfare, and incentive plan or agreement; (ii) any plan providing for "fringe benefits" to their employees, including, but not limited to, vacation, sick leave, medical, hospitalization and life insurance; (iii) any written employment agreement and any other employment agreement not terminable at will; and (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974 ("ERISA")). Acquiror and the Acquiror Subsidiaries are in compliance in all material respects with the requirements prescribed by all

Laws currently in effect applicable to employee benefit plans and to any employment agreements, including, but not limited to, ERISA and the Code. Acquiror and the Acquiror Subsidiaries have each performed all of its obligations under all such employee benefit plans and employment agreements in all material respects. There is no pending or, to the knowledge of Acquiror, threatened legal action, proceeding or investigation against or involving any Acquiror or Acquiror Subsidiary employee benefit plan which could result in a material amount of liability to such employee benefit plan or to Acquiror, other than routine claims for benefits involving less than $100,000 for each such routine claim and $250,000 for all such routine claims in the aggregate.

           (b) Neither Acquiror nor the Acquiror Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee pension benefit plan to which Section 4021 of ERISA applies that would create a material amount of liability to Acquiror under Title IV of ERISA.

           (c) Neither Acquiror nor the Acquiror Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA).

           (d) All group health plans of Acquiror and the Acquiror Subsidiaries have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code in all material respects, to the extent such requirements are applicable.

           (e) There have been no acts or omissions by Acquiror or any Acquiror Subsidiary or by any fiduciary, disqualified person or party in interest with respect to an employee benefit plan of Acquiror or any Acquiror Subsidiaries that have given rise to or could reasonably be expected to give rise to a material amount of fines, penalties, taxes, or related charges under Sections 502(c), 502(i) or 4071 of ERISA or under Chapter 43 of the Code.

           (f) No "reportable event," as defined in ERISA Section 4043, other than those events with respect to which the Pension Benefit Guaranty Corporation has waived the notice requirement, has occurred with respect to any of the employee benefit plans of Acquiror.

           (g) Acquiror has furnished the Company with true and correct copies of all plan documents and employment agreements referred to on the Acquiror Disclosure Schedule, including all amendments thereto, and all related summary plan descriptions to the extent that one is required by Law.

           (h) For purposes of this Section 3.14, any reference to "Acquiror" shall be deemed to include a reference to any entity that is aggregated with Acquiror under the provisions of Section 414 of the Code, to the extent that those aggregation rules apply to any representation made herein.

       3.15 Labor Matters. Except as disclosed in Section 3.15 of the Acquiror Disclosure Schedule, neither Acquiror nor any Acquiror Subsidiary is a party to any collective bargaining agreement with respect to any of their employees. None of the employees of Acquiror or any Acquiror Subsidiary is represented by any labor union. To the knowledge of Acquiror, there is no activity involving any employees of Acquiror or the Acquiror Subsidiaries seeking to certify a collective bargaining unit or engaging in any similar organizational activity.

       3.16 Insurance. Acquiror and the Acquiror Subsidiaries maintain insurance against such risks and in such amounts as Acquiror reasonably believes are necessary to conduct its business. Acquiror and the Acquiror Subsidiaries are not in default with respect to any provisions or requirements of any such policy, nor have any of them failed to give notice or present any claim thereunder in a due and timely fashion, except for defaults or failures which, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror. Neither Acquiror nor any Acquiror Subsidiary has received any notice of cancellation or termination in respect of any of its insurance policies.

       3.17 Environmental Matters. Except as disclosed on Section 3.17 of the Acquiror Disclosure Schedule:

           (a) Acquiror and the Acquiror Subsidiaries have complied and are in compliance with, and the real property owned, operated, leased or used by Acquiror or the Acquiror Subsidiaries as of June 30, 1998, any additional real property owned, operated, leased or used since that date, and, for purposes of this Section 3.17, any real property formerly owned or operated by Acquiror or any Acquiror Subsidiary (collectively, the "Acquiror Real Property") and all improvements thereon are in compliance with, all Environmental Laws (as defined in Section 8.9(e)), except for such non-compliance as would not have a Material Adverse Effect on Acquiror and would not be considered "material" under the federal securities laws.

           (b) Neither Acquiror nor any Acquiror Subsidiary has any liability under any Environmental Law, nor is Acquiror or any Acquiror Subsidiary responsible by contract, by operation of law, otherwise for any liability of any other person under Environmental Law, which either individually or in the aggregate would have a Material Adverse Effect on Acquiror or would be considered "material" under the federal securities laws. Except for matters which would not have a Material Adverse Effect on Acquiror and would not be considered "material" under the federal securities laws, there are no pending or threatened actions, suits, orders, claims, legal proceedings or other proceedings based on, and neither Acquiror nor any Acquiror Subsidiary, nor any officer, director or stockholder thereof has directly or indirectly received any formal or informal notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Entity or any other person or entity or knows or suspects any fact(s) which might reasonably form the basis for any such actions or notices arising out of or attributable to: (i) the current or past presence, Release (as defined in Section 8.9(j)), or threatened Release of Hazardous Materials (as defined in Section 8.9(f)) at or from any part of the Acquiror Real Property; (ii) the off-site disposal or treatment of Hazardous Materials originating on or from the Acquiror Real Property or the businesses or assets of Acquiror or any Acquiror Subsidiary; or (iii) any violation of Environmental Laws at any part of the Acquiror Real Property or arising from Acquiror's or any Acquiror Subsidiary's activities (or the activities of Acquiror's or any Acquiror Subsidiary's predecessors in title) involving Hazardous Materials.

           (c) Except as disclosed in Section 3.17(c) of the Acquiror Disclosure Schedule, Acquiror and the Acquiror Subsidiaries have been duly issued, and currently have and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under any Environmental Law, each of which is valid and in full force and effect. Except in accordance with such permits, licenses, certificates and approvals, there has been no Release of material regulated by such permits, licenses, certificates or approvals at, on, under, or from the Acquiror Real Property.

           (d) Neither Acquiror nor any Acquiror Subsidiary has provided to any Governmental Entity, as required by Law, notice of any Release from any underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials. No portion of the Acquiror Real Property is or has been used as a dump or landfill or consists of or contains filled in land or wetlands.

           (e) No Encumbrance in favor of any person relating to or in connection with any demand, claim, action or cause of action, assessment, loss, damage (including, without limitation, diminution in value), liability, cost and expense (including, without limitation, interest, penalties and attorneys' fees and disbursements) (collectively "Claims") under any Environmental Law has been filed or has attached to the Acquiror Real Property.

       3.18 Tax Matters. Neither Acquiror nor, to the knowledge of Acquiror, any of its affiliates has taken or agreed to take any action that would, nor does Acquiror have any knowledge of any fact or circumstance that is reasonably likely to, prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Acquiror has paid, or made provision in accordance with generally accepted accounting principles on its balance sheet at December 31, 1997 included in the Acquiror 10-K, for all federal, state, local, foreign or other governmental income, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability and all other taxes imposed on Acquiror or any Acquiror Subsidiary or with respect to any of their respective properties, or otherwise payable by them, including interest and penalties, if any, in respect thereof (collectively, "Acquiror Taxes"), for the Acquiror taxable period ended December 31, 1997 and all fiscal periods of Acquiror prior thereto, except such nonpayment, or failure to make provision, which, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror. Acquiror Taxes paid and/or incurred from December 31, 1997 until the Closing Date shall include only Acquiror Taxes incurred in the ordinary course of business. Acquiror and each of the Acquiror Subsidiaries have timely filed all returns, reports and certifications related to Acquiror Taxes which Acquiror and/or such Acquiror Subsidiary (as the case may be) are required to file ("Acquiror Tax Returns"), and have paid or provided for all the amounts shown to be due thereon, except where such failure to make such timely filings, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror, and except for the nonpayment of such amounts which, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror. Neither Acquiror nor any Acquiror Subsidiary (i) has filed or entered into, or is otherwise bound by, any currently effective election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of Acquiror,
(ii) is a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Acquiror Taxes, other than among Acquiror and the Acquiror Subsidiaries, or (iii) has received any claim by an authority in a jurisdiction where neither Acquiror nor any Acquiror Subsidiary files Acquiror Tax Returns that they are or may be subject to Acquiror Taxes by that jurisdiction, except for any such claims as, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror. No action or proceeding is pending or, to Acquiror's knowledge, threatened orally to any Acquiror officer or in writing by any governmental authority for any audit, examination, deficiency, assessment or collection from Acquiror or any Acquiror Subsidiary of any Acquiror Taxes, no unresolved claim for any deficiency, assessment or collection of any Acquiror Taxes has been asserted against Acquiror or any Acquiror Subsidiary, and all resolved assessments of Acquiror Taxes have been paid or are reflected on the Acquiror balance sheet at December 31, 1997 included in the Acquiror 10-K, except for any of the foregoing which, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror.

       3.19 Intellectual Property. Except as disclosed in Section 3.19 of the Acquiror Disclosure Schedule, Acquiror and the Acquiror Subsidiaries own, or are licensed or otherwise possess or have all necessary rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs and applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") which is used in the conduct of their respective businesses (collectively, "Acquiror Intellectual Property Rights"). To the knowledge of Acquiror, neither Acquiror nor any Acquiror Subsidiary is infringing or otherwise violating the intellectual property rights of any person which infringement or violation would subject Acquiror or any Acquiror Subsidiary to liabilities which, individually or in the aggregate, would have a Material Adverse Effect on Acquiror or which would prevent Acquiror or any Acquiror Subsidiary from conducting their respective businesses substantially in the manner in which they are now being conducted. No claim has been made or, to Acquiror's knowledge, threatened against Acquiror or any Acquiror Subsidiary alleging any such violation. To the knowledge of Acquiror, there is no unauthorized use, disclosure, infringement or misappropriation of any Acquiror Intellectual Property Rights or any Intellectual Property right of any third party to the extent licensed by or through Acquiror, by any third party, including any employee or former employee of Acquiror, that could reasonably be expected to have a Material Adverse Effect on Acquiror. Acquiror is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of it obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Acquiror Intellectual Property Rights or Third Party Intellectual Property Rights (as defined in Section 8.9(l)). Acquiror has not advised any third party that such third party may be infringing any Acquiror Intellectual Property Rights or breaching any license or agreement involving Acquiror Intellectual Property Rights that could reasonably be expected to have a Material Adverse Effect on Acquiror.

       3.20 No Default. Except as set forth in Section 3.20 of the Acquiror Disclosure Schedule, neither Acquiror nor any of the Acquiror Subsidiaries is in default or violation (and no event has occurred which with or without notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate or articles of incorporation or bylaws or other organizational documents, (ii) any Laws applicable to Acquiror or any Acquiror Subsidiary or by which any of their respective properties is bound or affected, or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or any Acquiror Subsidiary is a party or by which Acquiror or any Acquiror Subsidiary or any of their respective properties or assets is bound or affected, except in the case of clauses (ii) and (iii) above for defaults or violations which would not have a Material Adverse Effect on Acquiror.

       3.21 Title to Properties; Encumbrances. Section 3.21 of the Acquiror Disclosure Schedule sets forth all real property owned or leased by Acquiror and the Acquiror Subsidiaries (the "Acquiror Real Property"), indicating which facilities are owned and which are leased. Except as disclosed in the Acquiror Current Reports and as described in clause (ii) below: (i) each of Acquiror and the Acquiror Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, as applicable, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all Acquiror Real Property and all other properties and assets reflected in the consolidated balance sheet of Acquiror and the Acquiror Subsidiaries at June 30, 1998 included in the Acquiror Form 10-Q for the quarter ended June 30, 1998 (except for properties and assets disposed of in the ordinary course of business and consistent with past practice since June 30, 1998) and (ii) none of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except for liens securing repayment of indebtedness incurred in the ordinary course consistent with past practice subsequent to June 30, 1998 and liens for taxes not yet due and payable, unrecorded and undelivered mortgages between a Acquiror Subsidiary and a joint venture entity in which Acquiror is a limited partner or a managing member (as identified in Section 3.21 of the Acquiror Disclosure Schedule) and easements and restrictions of record, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Acquiror and the Acquiror Subsidiaries. Each of the leases is in full force and effect and there is no default by landlord or tenant existing thereunder (and no event has occurred which, with or without notice or the passage of time or both, would constitute a default under such lease) which would have a Material Adverse Effect on Acquiror. Except as set forth in Section 3.21 of the Acquiror Disclosure Schedule, Acquiror and the Acquiror Subsidiaries have obtained owner's title insurance on all of the Acquiror Real Property owned by Acquiror or any Acquiror Subsidiary, in each case insuring good and marketable fee simple title to such Acquiror Real Property, in an amount at least equal to the aggregate value of such Acquiror Real Property together with all improvements thereon. Except as would not cause a Material Adverse Effect on Acquiror, all of the properties and assets of Acquiror and the Acquiror Subsidiaries are in good operating condition and repair, and maintenance thereon has not been deferred beyond industry standards, and are suitable for the purposes for which they are presently being used.

       3.22 Brokers. Neither Acquiror nor any Acquiror Subsidiary has paid or is obligated to pay any brokerage, finder's or other fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, except that Acquiror has retained Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as its financial advisor for the transactions contemplated hereby, pursuant to an engagement letter a copy of which (as executed by all the parties thereto) has been provided previously to the Company.

       3.23 Opinion of Financial Advisor. The Board of Directors of the Acquiror has received the opinion of DLJ to the effect that, as of the date of this Agreement, the consideration to be paid to the holders of shares of Company Common Stock pursuant to this Agreement is fair to Acquiror, from a financial point of view, a written copy of which (as executed) will be provided to the Company promptly after receipt thereof by the Acquiror.

       3.24 Company Stock Ownership. Except as contemplated pursuant to the terms of this Agreement and the transactions to be consummated hereby or by the Option Agreement, neither Acquiror nor any of the Acquiror Subsidiaries own any shares of Company Common Stock or rights to acquire or dispose of Company Common Stock.

       3.25 Voting Requirements. There is no vote of the holders of any class or series of Acquiror's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

       3.26 Books and Records. The books of account, stock records, minute books and other records of Acquiror and the Acquiror Subsidiaries are complete and correct, and Acquiror has devised and maintained a system of internal accounting controls sufficient to provide the reasonable assurances enumerated in Section 13(b)(2)(B) of the Exchange Act.

       3.27 Disclosure. Neither (i) the representations or warranties by Acquiror contained in this Agreement, or the statements contained in the Acquiror Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of Acquiror or required to be filed by Acquiror or any Acquiror Subsidiary with any Governmental Entity in connection with or pursuant to this Agreement and all other documents contemplated hereby, nor (ii) the information supplied or to be supplied by or on behalf of Acquiror or any Acquiror Subsidiary to any person for inclusion in any document or application filed or to be filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, the Option Agreement and all other documents contemplated hereby and thereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or to correct a prior statement. All documents required to be filed by Acquiror or any Acquiror Subsidiary with any Governmental Entity in connection with this Agreement and all other documents contemplated hereby or the transactions contemplated hereunder will comply in all material respects with the provisions of applicable Law.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       On or prior to the date hereof, the Company has delivered to Acquiror a schedule (the "Company Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision hereof or (ii) as an exception to one or more representations or warranties contained in Article IV or to one or more of its covenants contained in Article V; provided that the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Company. The Company represents and warrants to Acquiror and Merger Sub, as of the date of this Agreement that, except as set forth in the Company Disclosure Schedule, which shall identify exceptions by specific Section references:

       4.1 Organization. The Company and each of its subsidiaries (the "Company Subsidiaries") has been duly organized and is validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction of its organization, has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, is or would reasonably be expected to be materially adverse to the financial condition, results of operations, properties or business of the Company and the Company Subsidiaries taken as a whole; provided, however, that Material Adverse Effect on the Company shall not be deemed to include the impact of (i) changes in general economic conditions or conditions applicable to the assisted living industry generally, (ii) changes or effects which result from the execution and delivery of this Agreement or the consummation of any transactions contemplated hereby other than changes or effects which result from (A) a change in control or change of control or similar event applicable to the Company or any Company Subsidiary or (B) the failure to obtain one or more Third Party Consents (as defined below) which failure individually or in the aggregate would have a Material Adverse Effect on the Company, (iii) the matters set forth in Section 4.1 of the Company Disclosure Schedule, and (iv) the inability of the Company to obtain the consent to this Agreement of Catholic Health Initiatives ("CHI") related to the joint venture agreements between the Company and CHI to develop, own and/or operate assisted living residences in Ohio, New Mexico and Colorado. True and complete copies of the Articles of Incorporation and the Code of Regulations, together with all amendments thereto, of the Company have heretofore been delivered to Acquiror, and such Articles of Incorporation and Code of Regulations are in full force and effect. Section 4.1 of the Company Disclosure Schedule contains a complete and accurate list of all of the Company Subsidiaries, a list of the jurisdictions where the Company and each of the Company Subsidiaries is duly qualified or licensed to do business as a foreign organization and Company's percentage ownership in each such Company Subsidiary. Neither the Company nor any Company Subsidiary is in violation of any provision of its articles or certificate of incorporation or bylaws (each as may have been amended or restated) or other organizational documents, as the case may be.

       4.2 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists in its entirety of (i) 28,000,000 shares of Company Common Stock, and (ii) 2,000,000 shares of preferred stock, without par value, none of which were issued and outstanding as of the date of this Agreement. As of October 16, 1998, (i) 6,837,400 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company, and (iii) 550,000 shares of Company Common Stock were reserved for future issuance pursuant to employee stock options granted pursuant to the Company Option Plans (as defined in Section 5.7). Each of the outstanding shares of capital stock of the Company were issued in compliance with all applicable federal and state laws concerning the issuance of securities. Except as set forth on Section 4.2 of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company Subsidiaries is owned beneficially and of record by the Company or a Company Subsidiary, free and clear of all Encumbrances. All of the outstanding shares of capital stock of the Company and each of the Company Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by statute, their respective charter or bylaws or any agreement to which any such entity is a party or by which any such entity is bound. The Company has heretofore delivered to Acquiror, correct and complete copies of the Company's Stock Option Plans, in each case as currently in effect. Except as set forth in this Section 4.2 or in Section 4.2 of the Company Disclosure Schedule, there are no options, warrants, puts, calls or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which any of them is bound relating to the issued or unissued capital stock, or other interest in, of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary, by sale, lease, license or otherwise. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and will not have been issued in violation of or subject to any preemptive rights created by statute, the articles of incorporation or bylaws of the Company or any agreement to which the Company is a party or to which the Company is bound. Except as set forth in this
Section 4.2, in Section 4.2 of the Company Disclosure Schedule or in the Company Current Reports (as defined in Section 4.9), there are no outstanding contractual obligations of the Company or any Company Subsidiary to (x) repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock, or other interests in, of any Company Subsidiary or (y) except for guarantees of obligations of, or loans to or capital contribution commitments, the Company Subsidiaries entered into in the ordinary course of business, provide funds to, make any investment in (in the form of a loan, capital contribution or otherwise) or provide any guarantee with respect to the obligations of, any Company Subsidiary or any other person. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any of the revenues or earnings, or any payment based thereon or calculated in accordance therewith, of the Company or any Company Subsidiary. Each outstanding share of capital stock, or other interest in, of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 4.2 of the Company Disclosure Schedule, each such share owned by the Company or another Company Subsidiary is owned free and clear of all Encumbrances. Except for the capital stock of the Company Subsidiaries and except for the ownership interests set forth in Section 4.2 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in, or any interest convertible into or exchangeable or exercisable for capital stock of or other ownership interest in, any person. The Company is not aware of any voting trust, stockholder agreement or other similar arrangement relating to any shares of Company Common Stock.

       4.3 Options or Other Rights. Except as disclosed in Section 4.3 of the Company Disclosure Schedule or in the Company SEC Filings (as defined in Section 4.10), there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from the Company or any Company Subsidiary any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of the Company or any Company Subsidiary and there is no outstanding security of any kind convertible into or exchangeable for such capital stock. Except as set forth in Section 4.3 of the Company Disclosure Schedule or the Company SEC Filings, there are no agreements or understandings among the Company or any Company Subsidiary on the one hand and any other person on the other hand concerning the registration of any security of the Company or a Company Subsidiary under the Securities Act. All such registration rights agreements will be null and void and of no further force and effect upon completion of the Merger. Except as set forth in Section
4.3 of the Company Disclosure Schedule, no options granted under the Company Option Plans have provisions which accelerate the vesting or right to exercise such options upon the occurrence of certain events, including, but not limited to, the consummation of the Merger.

       4.4 Authority Relative to this Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby to be consummated by the Company. The execution and delivery of this Agreement and the Option Agreement by the Company and the consummation of the transactions contemplated on its part hereby and thereby have been duly authorized by all necessary corporate action, and, other than the approval of the Company's stockholders as provided in Section 5.1(a) hereof, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the

Option Agreement by the Company or the consummation of the transactions contemplated on its part hereby and thereby. This Agreement and the Option Agreement have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Acquiror and Merger Sub, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equity principles.

       4.5 No Violation. Other than as listed on Section 4.5 to the Company Disclosure Schedule, the execution and delivery of this Agreement and of the Option Agreement by the Company do not, the performance by the Company of its obligations hereunder and thereunder will not, and the consummation by the Company of the transactions contemplated to be performed by it hereby and thereby will not (i) violate or conflict with any provision of any Law in effect on the date of this Agreement and applicable to the Company or any Company Subsidiary or by which any of their respective properties or assets is bound or subject, (ii) require the Company or any Company Subsidiary to obtain any consent, waiver, approval, license or authorization or permit of, or make any filing with, or notification to, any Governmental Entities, based on laws, rules, regulations and other requirements of Governmental Entities in effect and of the date of this Agreement (other than (a) the filing of a pre-merger notification report under the HSR Act and the expiration of the applicable waiting period, (b) filings or authorizations required in connection or in compliance with the provisions of the Exchange Act, the Securities Act, the OGCL, the Bylaws of the Nasdaq or the "takeover" or "blue sky" laws of various states, (c) filing and recordation of appropriate merger documents as required by the OGCL and (d) any other filings and approvals expressly contemplated by this Agreement), (iii) require the consent, waiver, approval, license or authorization of any person (other than Governmental Entities), (iv) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any rights of, or result in any, termination, amendment, acceleration or cancellation of, or loss of any benefit or creation of a right of first refusal, or require any payment under, or result in the creation of a lien or other encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to or under any provision of any indenture, mortgage, note, bond, lien, lease, license, agreement, contract, order, judgment, ordinance, Company Permit (as defined below) or other instrument or obligation to which the Company or Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties is bound or subject to, or (v) conflict with or violate the Articles of Incorporation or the Code of Regulations, or the equivalent organizational documents, in each case as amended or restated, of Company or any of the Company Subsidiaries, except for any such conflicts, consents, waivers, approvals, licenses, filings or violations described in clause (i) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iv) that would not have a Material Adverse Effect on the Company and except for such consents, waivers, approvals, licenses or authorizations described in clauses (ii) or (iii) that individually or in the aggregate would not be material to the Company or to the Acquiror, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, either individually or in the aggregate, prevent the Company from performing any of its obligations under this Agreement or the Option Agreement and would not have a Material Adverse Effect on Company. Neither the Company nor any of its affiliates or associates (as each such term is defined in Section 203 of the Delaware General Corporation Law ("DGCL") is, prior to the date hereof, an "interested stockholder" (as such term is defined in Section 203 of the DGCL) of Acquiror. There are no reasonable grounds to believe that the Company or the Surviving Corporation would be rendered insolvent by the Merger or the conversion of Company Shares in the Merger within the meaning of Section 1701.78 of the OGCL.

       4.6 Compliance with Laws.

           (a) As of the date of this Agreement, each of the Company and the Company Subsidiaries holds all licenses, CONs, franchises, grants, permits, easements, variances, accreditations, exemptions, consents, certificates, identification numbers, approvals, orders, and other authorizations (collectively, "Company Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, are certified as providers under all applicable Medicare, Medicaid and CHAMPUS programs to the extent required to be so certified, and are in compliance with, and have performed in all material respects all obligations under, all Company Permits and all Laws governing their respective businesses, including, without limitation, the requirements, guidelines, rules and regulations of Medicare, Medicaid, CHAMPUS, state approved Medicaid waiver programs and other third-party reimbursement programs, except where the failure to hold such Company Permits or to so comply or perform, individually or in the aggregate, would not have a Material Adverse Effect on the Company. No Company Permits will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

           (b) To the Company's knowledge, all health care personnel employed by the Company or any Company Subsidiary are properly licensed to the extent required to perform the duties of their employment in each jurisdiction where such duties are performed.

           (c) Except as set forth in Section 4.6(c) of the Company Disclosure Schedule, no action or proceeding is pending or, to the Company's knowledge, threatened that may result in the suspension, revocation or termination of any Company Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and neither the Company nor any Company Subsidiary has received any notice from any governmental authority in respect of the suspension, revocation or termination of any Company Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation or proceeding could result, individually or in the aggregate, in a Material Adverse Effect on the Company.

           (d) Neither the Company nor any Company Subsidiary has received notice that Medicare, Medicaid, CHAMPUS, state approved Medicaid waiver programs or any other third-party reimbursement program has any claims for disallowance of costs against any of them which could result in offsets against future reimbursement or recovery of prior payments, which offsets or recoveries, individually or in the aggregate, would have a Material Adverse Effect on Company.

           (e) The Company and the Company Subsidiaries have filed all forms, reports, statements, and other documents required to be filed with any Governments Entities, including, without limitation, state insurance and state and federal health regulatory authorities and reimbursement programs, except where the failure to file such forms, reports, statements or other documents under this Section 4.6(e) would not have a Material Adverse Effect on the Company.

       4.7 Fraud and Abuse Matters. Neither the Company nor any Company Subsidiary, nor the officers, directors, employees or agents of any of the Company or any Company Subsidiary, have engaged in any activities which are prohibited, or are cause for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid, or any other State Health Care Program or Federal Health Care Program under Sections 1320a-7, 1320a-7a, 1320a-7b, or 1395nn of Title 42 of the United States Code, the federal CHAMPUS statute, or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes or which are prohibited by any private accrediting organization from which the Company or any Company Subsidiary seeks accreditation or by generally recognized professional standards of care or conduct, including but not limited to the following activities:

           (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

           (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

           (c) presenting or causing to be presented a claim for reimbursement under CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program that is (i) for an item or service that the person presenting or causing to be presented knows or should know was not provided as claimed, or (ii) for an item or service and the person presenting knows or should know that the claim is false or fraudulent;

           (d) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring, or to induce the referral of, an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid, or any other State Health Care Program or Federal Health Care Program, or (iii) in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease, or order, of any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program; or

           (e) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) or a material fact with respect to (i) the conditions or operations of a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program certification, or (ii) information required to be provided under SSA Section 1124A.

       4.8 Medicare/Medicaid Participation.

           (a) Neither the Company nor to the knowledge of the Company any other person who immediately prior to the Closing has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. Section 1001.1001(a)(2)) in the Company or any Company Subsidiary, or who has an ownership or control interest (as defined in SSA Section 1124(a)(3) or any regulations promulgated thereunder) in the Company or any Company Subsidiary, or who is an officer, director, agent (as defined in 42 C.F.R. Section 1001.1001(a)(2)), or managing employee (as defined in SSA Section 1126(b)) of the Company or any Company Subsidiary, and to the knowledge of the Company and any Company Subsidiary, no person with any relationship with such entity (including without limitation a parent company or shareholder of, or partner in any Company Subsidiary) who immediately prior to the Closing has an indirect ownership interest (as that term is defined in 42 C.F.R. Section 1001.1001(a)(2)) in the Company or any Company Subsidiary: (1) has had a civil monetary penalty assessed against it under SSA Section 1128A; (2) has been excluded from participation under Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program; (3) has been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the following categories of offenses as described in SSA
Section 1128(a) and (b)(1), (2), (3): (i) criminal offenses relating to the delivery of an item or service under Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program; (ii) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a health care item or service; (iii) criminal offenses under federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local government agency; (iv) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described in
(i) through (iii) above; or (v) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

           (b) Section 4.8(b) of the Company Disclosure Schedule contains a list of each existing Medicare and Medicaid contract (the "Company Program Agreements") or evidence thereof relating to the participation by Company and the Company Subsidiaries in the Governmental Programs. The businesses of the Company and the Company Subsidiaries are in compliance with all material terms, conditions and provisions of the Company Program Agreements except where the failure to comply would not have a Material Adverse Effect on Company. Except as set forth in the Section 4.8(b) of the Company Disclosure Schedule, (i) no notice of any offsets against future reimbursement has been received by the Company or any Company Subsidiary, nor to the knowledge of Company, is there any reasonable basis therefor with respect to the Governmental Programs except with respect to offsets in the ordinary course of business which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, (ii) there are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to reopen or open completed payments with respect to the Governmental Programs except such adjustments made in the ordinary course of business which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, and (iii) neither the Company nor any Company Subsidiary has received notice of pending, threatened or possible decertification or other loss of participation in any of the Governmental Programs which remains in effect as of the date hereof. Section 4.8(b) of the Company Disclosure Schedule lists any material contracts between the Company or any Company Subsidiary and third party payors, copies of which have been made available to the Company. The Company and each of the Company Subsidiaries, as applicable, are in compliance in all material respects with all of the terms, conditions and provisions of the contracts referenced in the immediately preceding sentence.

       4.9 Litigation. As of the date of this Agreement, except as may be disclosed in the Company 10-K (as defined below), reports filed on Forms 10-Q or 8-K or proxy statements filed on Schedule 14A for periods subsequent to the period covered by such Company 10-K, in each case filed prior to the date hereof (such reports and filings, collectively, the "Company Current Reports"), or except as set forth in Section 4.9 of the Company Disclosure Schedule, there is no claim, litigation, suit, arbitration, mediation, action, proceeding, unfair labor practice complaint or grievance pending or, to the Company's knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the Company's knowledge, threatened in writing against the Company or any Company Subsidiary or with respect to any property or asset of any of them, except for claims, litigations, suits, arbitrations, mediations, actions, proceedings, complaints, grievances or investigations which, individually or in the aggregate, (a) would not have a Material Adverse Effect on the Company, (b) would not impair in any material respect the ability of the Company or any Company Subsidiary to perform its obligations under this Agreement or any other document contemplated hereby or thereby or (c) would not prevent the consummation by the Company or any Company Subsidiary of any of the transactions contemplated by this Agreement or any other document contemplated hereby or thereby. Neither the Company nor any Company Subsidiary nor any property or asset of any of them is subject to any continuing order, judgment, settlement agreement, injunction, consent decree or other similar written agreement with or, to the Company's knowledge, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, consent decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for such matters which (a) would not reasonably be expected to have a Material Adverse Effect on the Company, (b) would not impair in any material respect the ability of the Company or any Company Subsidiary to perform its obligations under this Agreement or any other document contemplated hereby or thereby or (c) would not prevent the consummation by the Company or any Company Subsidiary of any of the transactions contemplated by this Agreement or any other document contemplated hereby or thereby.

       4.10 Financial Statements and Reports. The Company has made available to Acquiror true and complete copies of (a) its Annual Report on Form 10-K for the year ended December 31, 1997 (the "Company 10-K"), as filed with the Commission,
(b) its proxy statement relating to the annual meeting of its shareholders held on May 12, 1998, (c) all registration statements filed by the Company and declared effective under the Securities Act (other than registration statements on Form S-8) and (d) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K but excluding preliminary material and reports pursuant to Sections 13(d) or 13(g) of the Exchange Act) filed by it with the Commission other than registration statements on Form S-8. The reports, statements and registration statements referred to in the immediately preceding sentence (including, without limitation, any financial statements or schedules or other information included or incorporated by reference therein) are referred to in this Agreement as the "Company SEC Filings." As of the respective times such documents were filed or, as applicable, were effective, the Company SEC Filings complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and except to the extent that information contained in any Company SEC Filings has been revised or superseded by a later Company SEC Filing filed and publicly available prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Filings complied as of their respective dates of filing with the Commission as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the Commission) and present fairly the consolidated financial position, consolidated results of operations and consolidated cash flows of the Company and the Company Subsidiaries as of the dates and for the periods indicated, except (i) in the case of unaudited interim consolidated financial statements, to normal recurring year-end audit adjustments and any other adjustments described therein and (ii) any pro forma financial information contained therein is not necessarily indicative of the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated. No Company Subsidiary is required to file any form, report or other document with the Commission. Except as set forth in the Company Current Reports, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since the date of the most recent consolidated balance sheet included in the Company Current Reports, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto which could reasonably be expected to have a Material Adverse Effect on the Company. The pro forma financial information (and related notes thereto) included in the

Company SEC Filings present fairly the information shown therein and were prepared, as of the respective dates of filing of the Company SEC Filings with the Commission, in accordance with the Commission's rules and guidelines with respect to pro forma financial statements. The necessary pro forma adjustments have been properly applied to the historical amounts in the compilation of such pro forma financial information, the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

       4.11 Absence of Certain Changes or Events. Other than as disclosed in the Company Current Reports or in Section 4.11 of the Company Disclosure Schedule, since June 30, 1998 and through the date of this Agreement, the business of the Company and of each of the Company Subsidiaries has been conducted in the ordinary course, and there has not been (i) any Material Adverse Effect on the Company; (ii) any material indebtedness incurred by the Company or any Company Subsidiary for borrowed money, except under credit facilities disclosed in the Company Current Reports, if any; (iii) any material transaction or commitment, except in the ordinary course of business or as contemplated by this Agreement, entered into by the Company or any of the Company Subsidiaries; (iv) any damage, destruction or loss, whether covered by insurance or not, which, individually or in the aggregate, would have a Material Adverse Effect on the Company; (v) any change by the Company in accounting principles or methods except insofar as required by a change in generally accepted accounting principles; (vi) any declaration, setting aside or payment of any dividend (whether in cash, securities or property) with respect to the Company Common Stock; (vii) any material agreement to acquire any assets or stock or other interests of any third-party; (viii) any increase in the compensation payable or to become payable by the Company or any Company Subsidiary to any employees, officers, directors, or consultants or in any bonus, insurance, welfare, pension or other employee benefit plan, payment or arrangement made to, for or with any such employee, officer, director or consultant (other than as provided in employment agreements, consulting agreements and welfare and benefit plans set forth on the Company Disclosure Schedule, and except for increases consistent with past practice); (ix) any material revaluation by the Company or any Company Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable); (x) any transfer, mortgage, pledge or disposition of any of the assets or properties of the Company or any Company Subsidiary or the subjection of any of the assets or properties of the Company or any Company Subsidiary to any Encumbrances, rights or claims of others with respect thereto other than in the ordinary course consistent with past practice; (xi) any assumption or guarantee by the Company or a Company Subsidiary of the indebtedness of any person or entity, other than in the ordinary course consistent with past practice; (xii) any split, combination or reclassification of any of the capital stock of the Company or any Company Subsidiary or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock; (xiii) any receipt by the Company or any Company Subsidiary of written or oral notice that any material contract, agreement or arrangement to which it is a party has been or will be canceled; (xiv) any issuance by the Company or any Company Subsidiary of any share of stock, bond, note, option, warrant or other corporate security; (xv) any capital expenditure or expenditures by the Company or any Company Subsidiary or commitment(s) to make such capital expenditure(s) that individually exceeds $250,000, or in the aggregate exceed

$500,000; (xvi) any payment or incurring of liability to pay any taxes, assessments, fees, penalties, interest or other governmental charges, other than those arising and discharged or to be discharged in the ordinary course of business and consistent with past practice; (xvii) any loan or loans that individually exceeds $250,000, or in the aggregate exceed $500,000, made by the Company or any Company Subsidiary to any person, including but not limited to, any employee, officer or director of the Company or any Company Subsidiary; or (xviii) any authorization, approval, agreement or commitment by the Company or any Company Subsidiary to take any action described in clauses (i) through
(xvii) above.

       4.12 Employee Benefit Plans and Employment Matters.

           (a) Section 4.12(a) of the Company Disclosure Schedule lists all employee benefit plans, collective bargaining agreements, labor contracts, and employment agreements not otherwise disclosed in the Company Current Reports in which the Company or any Company Subsidiary participates, or by which any of them are bound, including, without limitation, (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, welfare, and incentive plan or agreement; (ii) any plan providing for "fringe benefits" to their employees, including, but not limited to, vacation, sick leave, medical, hospitalization and life insurance; (iii) any written employment agreement and any other employment agreement not terminable at will; and (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA). The Company and the Company Subsidiaries are in compliance in all material respects with the requirements prescribed by all Laws currently in effect applicable to employee benefit plans and to any employment agreements, including, but not limited to, ERISA and the Code. The Company and the Company Subsidiaries have each performed all of its obligations under all such employee benefit plans and employment agreements in all material respects. There is no pending or, to the knowledge of the Company, threatened legal action, proceeding or investigation against or involving any Company or Company Subsidiary employee benefit plan which could result in a material amount of liability to such employee benefit plan or to the Company, other than routine claims for benefits involving less than $25,000 for each such routine claim and $100,000 for all such routine claims in the aggregate.

           (b) Neither the Company nor the Company Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee pension benefit plan to which Section 4021 of ERISA applies that would create a material amount of liability to the Company under Title IV of ERISA.

           (c) Neither the Company nor the Company Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee pension benefit plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA).

           (d) All group health plans of the Company and the Company Subsidiaries have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code in all material respects, to the extent such requirements are applicable.

           (e) There have been no acts or omissions by the Company or any Company Subsidiary or by any fiduciary, disqualified person or party in interest with respect to an employee benefit plan of the Company or any Company Subsidiaries that have given rise to or could reasonably be expected to give rise to a material amount of fines, penalties, taxes, or related charges under Sections 502(c), 502(i) or 4071 of ERISA or under Chapter 43 of the Code.

           (f) No "reportable event," as defined in ERISA Section 4043, other than those events with respect to which the Pension Benefit Guaranty Corporation has waived the notice requirement, has occurred with respect to any of the employee benefit plans of the Company.

           (g) Section 4.12(g) of the Company Disclosure Schedule sets forth the name of each director, officer or employee of the Company or any Company Subsidiary entitled to receive any benefit or payment under any existing employment agreement, severance plan or other benefit plan solely as a result of the consummation of any transaction contemplated by this Agreement, and with respect to each such person, the identity of the specific agreement relating to such person, which agreement the Company has previously provided to Acquiror.

           (h) The Company has furnished Acquiror with true and correct copies of all plan documents and employment agreements referred to on the Company Disclosure Schedule, including all amendments thereto, and all related summary plan descriptions to the extent that one is required by Law.

           (i) For purposes of this Section 4.12, any reference to the "Company" shall be deemed to include a reference to any entity that is aggregated with the Company under the provisions of Section 414 of the Code, to the extent that those aggregation rules apply to any representation made herein.

       4.13 Labor Matters. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement with respect to any of their employees. None of the employees of the Company or any Company Subsidiary is represented by any labor union. To the knowledge of the Company, there is no activity involving any employees of the Company or the Company Subsidiaries seeking to certify a collective bargaining unit or engaging in any similar organizational activity.

       4.14 Insurance. The Company and the Company Subsidiaries maintain insurance against such risks and in such amounts as the Company reasonably believes are necessary to conduct its business. The Company and the Company Subsidiaries are not in default with respect to any provisions or requirements of any such policy, nor have any of them failed to give notice or present any claim thereunder in a due and timely fashion, except for defaults or failures which, individually or in the aggregate, would not have a Material Adverse Effect on Company. Neither the Company nor any Company Subsidiary has received any notice of cancellation or termination in respect of any of its insurance policies.

      4.15 Environmental Matters. Except as disclosed on Section 4.15 of the Company Disclosure Schedule:

           (a) The Company and the Company Subsidiaries have complied and are in compliance with, and the real property owned, operated, leased or used by the Company or the Company Subsidiaries as of June 30, 1998, any additional real property owned, operated, leased or used since that date, and, for purposes of this Section 4.15, any real property formerly owned or operated by the Company or any Company Subsidiary (collectively, the "Company Real Property") and all improvements thereon are in compliance with, all Environmental Laws, except for such non-compliance as would not have a Material Adverse Effect on the Company and would not be considered "material" under the federal securities laws.

           (b) Neither the Company nor any Company Subsidiary has any liability under any Environmental Law, nor is the Company or any Company Subsidiary responsible by contract, by operation of law, otherwise for any liability of any other person under Environmental Law, which either individually or in the aggregate would have a Material Adverse Effect on the Company or would be considered "material" under the federal securities laws. Except for matters which would not have a Material Adverse Effect on the Company and would not be considered "material" under the federal securities laws, there are no pending or threatened actions, suits, orders, claims, legal proceedings or other proceedings based on, and neither the Company nor any Company Subsidiary, nor any officer, director or stockholder thereof has directly or indirectly received any formal or informal notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Entity or any other person or entity or knows or suspects any fact(s) which might reasonably form the basis for any such actions or notices arising out of or attributable to: (i) the current or past presence, Release, or threatened Release of Hazardous Materials at or from any part of the Company Real Property; (ii) the off-site disposal or treatment of Hazardous Materials originating on or from the Company Real Property or the businesses or assets of the Company or any Company Subsidiary; or (iii) any violation of Environmental Laws at any part of the Company Real Property or arising from the Company's or any Company Subsidiary's activities (or the activities of the Company's or any Company Subsidiary's predecessors in title) involving Hazardous Materials.

           (c) Except as disclosed in Section 4.15(c) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have been duly issued, and currently have and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under any Environmental Law, each of which is valid and in full force and effect. Except in accordance with such permits, licenses, certificates and approvals, there has been no Release of material regulated by such permits, licenses, certificates or approvals at, on, under, or from the Company Real Property.

           (d) Neither the Company nor any Company Subsidiary has provided to any Governmental Entity, as required by Law, notice of any Release from any underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials. No portion of the Company Real Property is or has been used as a dump or landfill or consists of or contains filled in land or wetlands.

           (e) No Encumbrance in favor of any person relating to or in connection with any Claim under any Environmental Law has been filed or has attached to the Company Real Property.

       4.16 Tax Matters. Neither Company nor, to the knowledge of Company, any of its affiliates has taken or agreed to take any action that would, nor does Company have any knowledge of any fact or circumstance that is reasonably likely to, prevent the Merger from qualifying as a reorganization under the provisions of Section 368 (a) of the Code. The Company has paid, or made provision in accordance with generally accepted accounting principles on its balance sheet at December 31, 1997 included in the Company 10-K, for all federal, state, local, foreign or other governmental income, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability and all other taxes imposed on the Company or any Company Subsidiary or with respect to any of their respective properties, or otherwise payable by them, including interest and penalties, if any, in respect thereof (collectively, "Company Taxes"), for the Company taxable period ended December 31, 1997 and all fiscal periods of the Company prior thereto, except such nonpayment, or failure to make provision, which, individually or in the aggregate, would not have a Material Adverse Effect on the Company and except as set forth in Section 4.16 to the Company Disclosure Schedule. The Company Taxes paid and/or incurred from December 31, 1997 until the Closing Date shall include only Company Taxes incurred in the ordinary course of business. The Company and each of the Company Subsidiaries have timely filed all returns, reports and certifications related to Company Taxes which the Company and/or such Company Subsidiary (as the case may be) are required to file ("Company Tax Returns"), and have paid or provided for all the amounts shown to be due thereon, except where such failure to make such timely filings, individually or in the aggregate, would not have a Material Adverse Effect on the Company, and except for the nonpayment of such amounts which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary (i) has filed or entered into, or is otherwise bound by, any currently effective election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of the Company, (ii) is a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Company Taxes, other than among the Company and the Company Subsidiaries, or
(iii) has received any claim by an authority in a jurisdiction where neither the Company nor any Company Subsidiary files Company Tax Returns that they are or may be subject to Company Taxes by that jurisdiction, except for any such claims as, individually or in the aggregate, would not have a Material Adverse Effect on the Company. No action or proceeding is pending or, to the Company's knowledge, threatened orally to any Company officer or in writing by any governmental authority for any audit, examination, deficiency, assessment or collection from the Company or any Company Subsidiary of any Company Taxes, no unresolved claim for any deficiency, assessment or collection of any Company Taxes has been asserted against the Company or any Company Subsidiary, and all resolved assessments of Company

Taxes have been paid or are reflected on the Company balance sheet at December 31, 1997 included in the Company 10-K, except for any of the foregoing which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company does not have any liability for the taxes of any person other than the Company Subsidiaries (i) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

       4.17 Intellectual Property. Except as disclosed in Section 4.17 of the Company Disclosure Schedule, the Company and the Company Subsidiaries own, or are licensed or otherwise possess or have all necessary rights to use all Intellectual Property which is used in the conduct of their respective businesses (collectively, "Company Intellectual Property Rights"). To the knowledge of the Company, neither the Company nor any Company Subsidiary is infringing or otherwise violating the intellectual property rights of any person which infringement or violation would subject the Company or any Company Subsidiary to liabilities which, individually or in the aggregate, would have a Material Adverse Effect on the Company or which would prevent the Company or any Company Subsidiary from conducting their respective businesses substantially in the manner in which they are now being conducted. No claim has been made or, to the Company's knowledge, threatened against the Company or any Company Subsidiary alleging any such violation. To the knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property Rights or any Intellectual Property right of any third party to the extent licensed by or through Company, by any third party, including any employee or former employee of the Company, that could reasonably be expected to have a Material Adverse Effect on the Company. The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of it obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property Rights or Third Party Intellectual Property Rights. The Company has not advised any third party that such third party may be infringing any Company Intellectual Property Rights or breaching any license or agreement involving Company Intellectual Property Rights that could reasonably be expected to have a Material Adverse Effect on Company.

       4.18 Related Party Transactions. Except as disclosed in the Company SEC Filings or in Section 4.18 of the Company Disclosure Schedule, there have been no material transactions between the Company or any Company Subsidiary on the one hand, and any (i) officer or director of the Company or any Company Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered to the Company or the Company Subsidiaries or the grant of stock options to purchase shares of Company Common Stock.

       4.19 No Undisclosed Material Liabilities. Except as disclosed in the Company Current Reports, neither the Company nor any of the Company Subsidiaries has incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, would have a Material Adverse Effect on the Company other than (i) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 1998 and identified in
Schedule 4.19 of the Company Disclosure Schedule or the Company SEC Filings,
(ii) liabilities that have been repaid, discharged or otherwise extinguished and
(iii) liabilities under or contemplated by this Agreement.

       4.20 No Default. Except as set forth in Section 4.20 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate or articles of incorporation or bylaws or other organizational documents, (ii) any Laws applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties or assets is bound or affected, except in the case of clauses (ii) and (iii) above for defaults or violations which would not have a Material Adverse Effect on the Company.

       4.21 Title to Properties; Encumbrances. Section 4.21 of the Company Disclosure Schedule sets forth all real property owned or leased by the Company and the Company Subsidiaries (the "Company Real Property"), indicating which facilities are owned and which are leased. Except as disclosed in the Company Current Reports and as described in clause (ii) below: (i) each of the Company and the Company Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, as applicable, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all Company Real Property and all other properties and assets reflected in the consolidated balance sheet of the Company and the Company Subsidiaries at June 30, 1998 included in the Company Form 10-Q for the quarter ended June 30, 1998 (except for properties and assets disposed of in the ordinary course of business and consistent with past practice since June 30, 1998) and (ii) none of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except for liens securing repayment of indebtedness incurred in the ordinary course consistent with past practice subsequent to June 30, 1998 and liens for taxes not yet due and payable, unrecorded and undelivered mortgages between a Company Subsidiary and a joint venture entity in which the Company is a limited partner or a managing member (as identified in Section 4.21 of the Company Disclosure Schedule) and easements and restrictions of record, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of the Company and the Company Subsidiaries. Each of the leases is in full force and effect and there is no default by landlord or tenant existing thereunder (and no event has occurred which, with or without notice or the passage of time or both, would constitute a default under such lease) which would have a Material Adverse Effect on the Company. Except as set forth in Section 4.21 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have obtained owner's title insurance on all of the Company Real Property owned by the Company or any

Company Subsidiary, in each case insuring good and marketable fee simple title to such Company Real Property, in an amount at least equal to the aggregate value of such Company Real Property together with all improvements thereon. Except as set forth in Section 4.21 of the Company Disclosure Schedule, there are no mechanics' or materialmen's liens or liens of a similar nature in existence with respect to any on-going construction activities involving any of the Company Real Property that, with respect to each such construction activity, exceeds $50,000 individually, or $200,000 in the aggregate. Except as would not cause a Material Adverse Effect on the Company, all of the properties and assets of the Company and the Company Subsidiaries are in good operating condition and repair, and maintenance thereon has not been deferred beyond industry standards, and are suitable for the purposes for which they are presently being used.

       4.22 Brokers. Neither the Company nor any Company Subsidiary has paid or is obligated to pay any brokerage, finders or other fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement or the Option Agreement, except that Company has retained BT Alex. Brown Incorporated ("BT Alex. Brown") as its financial advisor for the transactions contemplated hereby, pursuant to an engagement letter a copy of which (as executed by all the parties thereto) has been provided previously to Acquiror.

       4.23 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of BT Alex. Brown to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the holders of Company Common Stock, from a financial point of view, a written copy of which (as executed) will be provided to Acquiror promptly after receipt thereof by the Company.

       4.24 Acquiror Stock Ownership. Except as contemplated pursuant to the terms of this Agreement and the transactions to be consummated hereby or by the Option Agreement, neither the Company nor any of the Company Subsidiaries own any shares of Acquiror Common Stock or rights to acquire or dispose of Acquiror Common Stock.

       4.25 Voting Requirements. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock at the Company Stockholders' Meeting (as defined in Section 5.1(a)) to adopt this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby under the OGCL and otherwise.

       4.26 State Takeover Statutes. The Ohio Control Share Acquisition Statute does not apply to the execution, delivery and performance of this Agreement or the Option Agreement or the transactions contemplated hereby or thereby. To the knowledge of Company, no Laws that would reasonably be considered a state takeover or anti-takeover law are applicable to the execution, delivery and performance of this Agreement or the Option Agreement or the transactions contemplated hereby or thereby.

       4.27 Requested Information; Material Contracts.

           (a) The Company has provided all documents, materials, schedules and other information in response to the requests for such documents, materials, schedules and other information from Acquiror identified in Section 4.27(a) of the Company Disclosure Schedule.

           (b) Each existing contract, agreement, arrangement or understanding of the Company or any of the Company Subsidiaries, including contracts, agreements, arrangements or understandings (whether oral or written) between the Company or any of the Company Subsidiaries, on the one hand, and one or more persons who are affiliates of each other, on the other hand, involving, or reasonably expected to involve, aggregate payments or commitments of more than $250,000 during the 12-month period ended June 30, 1998 or during the remaining term thereof (the "Company Material Contracts"), is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. All necessary approvals of any Governmental Entity with respect thereto have been obtained (except where the failure so to obtain any such approval would not have a Material Adverse Effect on the Company), all necessary filings or registrations therefor have been made, and there are no outstanding disputes thereunder and, to the knowledge of the Company or any of the Company Subsidiaries, no threatened cancellation or termination thereof. The Company and each of the Company Subsidiaries have performed all material obligations thereunder required to be performed by any of them to date. No party is in default in any material respect under any of the Company Material Contracts, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default. There has been no written or oral modification or amendment to any Company Material Contract and there are no reasonably expected changes to any Company Material Contract.

       4.28 Receivables. To the knowledge of the Company, all receivables shown as receivables in the most recent consolidated balance sheet included in the Company Current Reports, or thereafter acquired by the Company, are collectible, and all appropriate reserves or allowances relating to such receivables have been properly accrued.

       4.29 Books and Records. The books of account, stock records, minute books and other records of the Company and the Company Subsidiaries are complete and correct, and the Company has devised and maintained a system of internal accounting controls sufficient to provide the reasonable assurances enumerated in Section 13(b)(2)(B) of the Exchange Act.

       4.30 No Excess Parachute Payments. Except as set forth in Section 4.30 of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in Section 280G(c) of the Code) under any employment, severance or termination agreement, other compensation arrangement or

Company Option Plan or Other Company arrangement currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

       4.31 Change of Control Provisions. Except to the extent described in
Section 4.31 of the Company Disclosure Schedule, neither the consummation of the Merger nor the execution, delivery or performance of this Agreement, the Option Agreement, or the other transactions contemplated hereby or thereby, will trigger or constitute a "change in control" or "change of control" or similar event under any provision of any contract or agreement to which the Company or any Company Subsidiary is a party.

       4.32 Franchise Activities. To the knowledge or the Company, neither the Company nor any Company Subsidiary has violated any applicable federal or state Laws regulating franchises or business opportunities, including registration and disclosure requirements under such Laws, the violation of which could result in a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has violated or is currently violating any franchise agreement or other agreement relating to its franchise activities. All franchise offering circulars used by the Company or any Company Subsidiary comply as to form in all material respects with all applicable federal and state Laws, are deemed an acceptable form of disclosure document in all states which have in effect franchise registration and disclosure Laws or other applicable business opportunity Laws, are accurate and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements therein not misleading. Neither the Company nor any Company Subsidiary is subject to a currently effective injunctive or restrictive order relating to franchises or business opportunities under a federal or state franchise, business opportunity, antitrust, trade regulation or trade practice Law resulting from a concluded or pending action or proceeding brought by a Governmental Entity.

       4.33 Disclosure. Neither (i) the representations or warranties by the Company contained in this Agreement or the Option Agreement, or the statements contained in the Company Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Company or required to be filed by the Company or any Company Subsidiary with any Governmental Entity in connection with or pursuant to this Agreement, the Option Agreement and all other documents contemplated hereby and thereby, nor
(ii) the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiary to any person for inclusion in any document or application filed or to be filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, the Option Agreement and all other documents contemplated hereby and thereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or to correct a prior statement. All documents required to be filed by the Company or any Company Subsidiary with any Governmental Entity in connection with this Agreement, the Option Agreement and all other documents contemplated hereby or thereby or the transactions contemplated hereunder or thereunder will comply in all material respects with the provisions of applicable Law.

                                    ARTICLE V
                            COVENANTS AND AGREEMENTS

       5.1 Proxy Statement/Prospectus; Registration Statement; Stockholders' Meeting.

           (a) The Company hereby agrees that this Agreement shall be submitted to its shareholders for approval and adoption at a meeting duly called and held pursuant to the OGCL (the "Company Shareholders' Meeting"). As soon as practicable after the date of this Agreement, the Company shall take all action, to the extent necessary in accordance with applicable law and its charter and bylaws, to convene the Company Shareholders' Meeting promptly to consider and vote upon the approval of the Merger and such other matters as may be necessary or desirable to consummate the Merger and the transactions contemplated hereby. As soon as practicable (but in no case longer than 45 days) after the date of this Agreement, Company and Acquiror shall jointly prepare and file with the Commission, subject to the prior approval of the other party, which approval shall not be unreasonably withheld, preliminary proxy materials relating to such Company Shareholders' Meeting as required by the Exchange Act, and a registration statement on Form S-4 (as amended or supplemented, the "Registration Statement") relating to the registration under the Securities Act of the shares of Acquiror Common Stock issuable to the holders of the Company Shares. Acquiror shall also promptly prepare and file with state securities administrators, such registration statements or other documents as may be required (other than qualification to do business in any jurisdiction in which it is not now so qualified and other than general consent to service of process) under applicable blue sky laws to qualify or register the shares of Acquiror Common Stock issuable to the holders of the Company Shares (the "Blue Sky Filings"). The Company, Merger Sub and Acquiror will use their respective best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as practicable. Promptly after the Registration Statement has become effective and all applicable blue sky laws have been complied with, the Company and Acquiror shall mail the proxy statement/prospectus included in the Registration Statement to the Company's shareholders. Such proxy statement/prospectus at the time it initially is mailed to the shareholders of the Company and all duly filed supplements, amendments or revisions made thereto, if any, similarly mailed are hereinafter referred to as the "Proxy Statement." Notice of the Company Shareholders' Meeting shall be mailed to the shareholders of the Company along with the Proxy Statement.

           (b) The information supplied by the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Company Shareholders' Meeting to consider the Merger shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of such Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Acquiror for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

           (c) Each party covenants and agrees that (i) if, at any time prior to the Effective Time, any event relating to it or any of its affiliates, officers or directors is discovered that is required to be set forth in an amendment to the Registration Statement or Blue Sky Filings or a supplement to the Proxy Statement, such party will promptly inform the other parties, and such amendment or supplement will be promptly filed with the Commission and appropriate state securities administrators and disseminated to the shareholders of the Company, to the extent required by applicable federal and state securities laws, and (ii) documents which either party files or is responsible for filing with the Commission and any regulatory agency in connection with the Merger (including, without limitation, the Proxy Statement) will comply as to form and content in all material respects with the provisions of applicable law.

           (d) The Company hereby represents that its Board of Directors has,
(i) determined that the Merger is fair to and in the best interests of the Company's shareholders, (ii) approved the Merger and approved and adopted this Agreement and (iii) resolved to and will recommend in the Proxy Statement adoption of this Agreement and authorization of the Merger by the shareholders of the Company unless following an announcement or receipt by the Company of a proposal for a Third Party Transaction (as defined below) such Board of Directors (A) is advised in writing by independent outside counsel to the Company that such resolution and recommendation violate such fiduciary duties of directors as are applicable under Ohio law because of such proposal for a Third Party Transaction and (B) concludes based on such advice that such resolution and recommendation violate such fiduciary duties as are applicable under Ohio law because of such proposal for a Third Party Transaction.

           (e) The Company shall use its best efforts to cause to be delivered to Acquiror a letter of Ernst & Young ("E&Y"), the Company's independent accountants, dated a date within two (2) business days before the date on which the Registration Statement shall become effective, addressed to Acquiror, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), in form and substance reasonably satisfactory to Acquiror and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement (the "E&Y Comfort Letter"). Acquiror shall use its best efforts to cause to be delivered to the Company a letter of E&Y, Acquiror's independent accountants, dated a date within two (2) business days before the date on which the Registration Statement shall become effective, addressed to the Company, of the kind contemplated by the AICPA Statement, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement (also an "E&Y Comfort Letter").

       5.2 Conduct of the Business of the Company Prior to the Effective Time. Prior to the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule or otherwise consented to or approved in writing by Acquiror, or expressly permitted or contemplated by this Agreement or the Option
Agreement:

           (a) The Company shall, and shall cause each Company Subsidiary to, conduct their respective businesses only in the ordinary course and consistent in all material respects with past practice, and in compliance in all material respects with all applicable Laws and regulations, and shall use their respective best efforts to preserve substantially intact their respective business organizations and assets, to keep available the services of their present officers, employees and consultants and to maintain their present relationships with customers, suppliers, payors and other persons with whom they have a significant business relationship; provided, however, that the loss of any officer, employee, consultant, customer, payor or supplier prior to the Effective Time shall not constitute a breach of this covenant unless such loss would have a Material Adverse Effect on the Company;

           (b) The Company shall not, and shall cause the Company Subsidiaries not to, (i) amend their respective charters or bylaws or other organizational documents, (ii) declare, set aside or pay any dividend or other distribution, payable in cash, securities or property, in respect of outstanding shares of capital stock, except for dividends by a Company Subsidiary to the Company or another Company Subsidiary, (iii) make any direct or indirect redemption, retirement, purchase or other acquisition of any of their respective capital stock or any securities or obligations convertible into or exchangeable for any shares of their respective capital stock (other than any such acquisition directly from any wholly owned Company Subsidiary in exchange for capital contributions or loans to such Company Subsidiary) or any options, warrants or conversion or other rights to acquire any shares of the Company's or any Company Subsidiary's capital stock or any such securities or obligations (except (A) in connection with the exercise of outstanding stock options referred to in Section 4.2 in accordance with their terms, and (B) if required by an existing written agreement identified in Section 5.2(b) of the Company Disclosure Schedule, a copy which has been provided to Acquiror prior to the date hereof), or (iv) reclassify, combine, split or subdivide any of their respective outstanding shares of capital stock;

           (c) The Company shall not, and shall cause each Company Subsidiary not to, directly or indirectly, (i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights or securities of any kind to acquire any shares of, the capital stock of the Company or such Company Subsidiary, except that the Company may issue shares of Company Common Stock upon the exercise of stock options outstanding on the date hereof pursuant to the terms thereof existing as of the date hereof or issued hereafter in accordance herewith, (ii) other than in the ordinary course of business and consistent with past practice incur any indebtedness for borrowed money, except under credit facilities existing as of the date hereof and as they may be amended from time to time or pursuant to a substitute credit facility on terms comparable to such existing credit facilities, (iii) modify, amend or terminate any material contract or agreement to which the Company or any Company Subsidiary is a party, or waive, release, grant or transfer any rights of material value,
       (iv) merge, consolidate, combine or enter into any similar transaction with any person or adopt a plan of liquidation or dissolution, (v) acquire (or enter into an agreement to acquire) any assets, stock or other interests of a third-party, (vi) transfer, lease, license, sell or dispose of a material portion of assets or any material assets, other than in the ordinary course of business, consistent with past practice and not involving more than $25,000 in any one transaction or series of related transactions, but not more than $250,000 in the aggregate, (vii) change any accounting principles or methods except insofar as may be required by changes in generally accepted accounting principles, (viii) other than in the ordinary course of business consistent with past practice, mortgage or pledge any of their assets or properties or subject any of their assets or properties to any material liens, charges, encumbrances, imperfections of title, security interests, options or rights or claims of others with respect thereto (and shall maintain such assets in good condition, reasonable wear and tear excepted), (ix) enter into any joint venture, affiliation, partnership or similar agreement,
       (x) make any tax election or settle or compromise any tax liability, (xi) enter into any contracts, agreements, arrangements or understandings relating to the distribution, sale or marketing by third parties of the Company's, or any Company Subsidiary's services or services performed on behalf of the Company or any Company Subsidiary, (xii) make or agree to make any new unbudgeted capital expenditure or expenditures which was not disclosed in Section 5.2(c) of the Company Disclosure Schedule and which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $250,000, (xiii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Current Reports or incurred in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any Company Subsidiary is a party,
       (xiv) convert or exchange any floating rate indebtedness into fixed rate indebtedness or make any modifications to existing indebtedness that would have a similar effect, or (xv) enter into any other contracts, agreements, arrangements or understandings that are not terminable without penalty upon 30 or fewer days' notice or that involve payment by the Company or any Company Subsidiary of $25,000 over the term of the specific contract, agreement, arrangement or understanding or $250,000 in the aggregate over the term of all contracts, agreements, arrangements or understandings;

           (d) The Company shall not, and shall cause each Company Subsidiary not to, directly or indirectly (except, in any such case, as may be required by applicable Law), (i) increase the compensation payable or to become payable by it to any of its officers or directors (except in accordance with employment or other agreements and welfare and benefit plans set forth on the Company Disclosure Schedule), (ii) increase the compensation payable or to become payable by it to any of its employees or consultants

       (except in accordance with employment or consulting agreements and welfare and benefit plans set forth on the Company Disclosure Schedule and normal increases in salary to employees other than executive officers in the ordinary course of business consistent with past practice), (iii) establish, enter into, adopt or amend any stock option, stock purchase, profit sharing, pension, retirement, deferred compensation, restricted stock or severance plan, agreement or arrangement for the benefit of employees, officers, directors or consultants of the Company or any Company Subsidiary, except for annual stock option grants required by pre-existing contractual obligations of the Company under agreements that are specifically identified on the Company Disclosure Schedule and that were previously furnished to Acquiror by the Company and except for specific agreements under the Key Employee Severance Policy that are listed on the Company Disclosure Schedule and that were previously furnished to Acquiror by the Company, (iv) enter into or amend any employment or consulting agreement, (v) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer or director of the Company or any Company Subsidiary, or (vi) make any loan or advance to, or enter into any written contract, lease or commitment with, any employee or consultant of the Company or any Company Subsidiary, except for advances to new employees or consultants and offer letters presented to new employees or consultants in the ordinary course of business which are in an amount not to exceed $75,000 per employee or consultant and do not exceed $250,000 in the aggregate;

           (e) The Company shall not, and shall cause each Company Subsidiary not to, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, or make any loans or advances to any individual, corporation or other entity;

           (f) The Company shall not, and shall cause each Company Subsidiary not to, intentionally take any action that (without regard to any action taken or agreed to be taken by Acquiror or any Acquiror Subsidiary) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a) of the Code or that would result in the conditions set forth in clause (iii) of Sections 6.1(h) and (i) not being true;

           (g) The Company shall not, and shall cause each Company Subsidiary not to, take any action or fail to take any action which could reasonably be expected to have a Material Adverse Effect on the Company prior to or after the Effective Time, or that could reasonably be expected to adversely effect the ability of the Company prior to the Effective Time to obtain any Third Party Consents (as defined in Section 5.10(a)) required to consummate the transactions contemplated by this Agreement;

           (h) From the date hereof until the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (a) accurately prepare and timely file (taking into account any extension of time within which to file) with the relevant taxing authority all Company Tax Returns ("Company Post-Signing Returns") required to be filed, (b) timely pay all taxes shown as due and payable on the Company Post-Signing Returns, (c) pay or otherwise make adequate provision for all taxes payable by the

       Company and the Company Subsidiaries for which no Company Post-Signing Return is due prior to the Effective Time, and (d) promptly notify Acquiror of any action, suit, proceeding, claim or audit pending against or with respect to the Company or any Company Subsidiary in respect of any taxes; and

           (i) The Company shall not, and shall cause each Company Subsidiary not to, authorize, commit to, agree to, or enter into any agreement or understanding to do any of the things prohibited by clauses (a) through
       (h) of this Section 5.2.

       5.3 Conduct of the Business of Acquiror Prior to the Effective Time. Prior to the Effective Time, except as set forth in Section 5.3 of the Acquiror Disclosure Schedule or otherwise consented to or approved in writing by the Company, which consent shall not be unreasonably withheld or delayed, or expressly permitted or contemplated by this Agreement or the Option Agreement:

           (a) Acquiror shall, and shall cause the Acquiror Subsidiaries to, conduct their respective businesses (to the extent commercially reasonable) only in the ordinary course and consistent in all material respects with past practice, and in compliance in all material respects with all applicable Laws and regulations, and shall use their respective best efforts to preserve substantially intact their respective business organizations and assets;

           (b) Acquiror shall not, and shall cause each Acquiror Subsidiary not to, intentionally take any action that (without regard to any action taken or agreed to be taken by the Company or any Company Subsidiary) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) or 368(a)(2)(E) of the Code or that would result in the conditions set forth in clause (iii) of Sections 6.1
       (h) and (i) not being true;

           (c) Acquiror shall not, and shall cause each Acquiror Subsidiary not to, take any action or fail to take any action which could reasonably be expected to have a Material Adverse Effect on Acquiror prior to or after the Effective Time, or that could reasonably be expected to adversely effect the ability of Acquiror prior to the Effective Time to obtain any Third Party Consents required to consummate the transactions contemplated by this Agreement.

           (d) Acquiror shall not enter into any transaction contemplating the acquisition of Acquiror (an "Acquisition Transaction") which would reasonably be expected to materially delay the timing of the Company Shareholders' Meeting or the Closing Date, unless Acquiror's Board of Directors (A) is advised in writing by outside counsel to the Acquiror that the failure to enter into such transaction would cause the members of the Board of Directors to breach such fiduciary duties as are applicable under Delaware law and (B) concludes based on such advice that the failure to enter into such transaction would cause the members of such Board of Directors to breach such fiduciary duties as are applicable under Delaware law; provided, however, that, so long as the Company is not in material breach of any provision of this Agreement, if

       Acquiror intends to enter into an Acquisition Transaction consistent with this subparagraph (d) that would cause Acquiror to merge into or consolidate with another Person or become a subsidiary of another Person in a transaction in which stockholders of Acquiror receive securities or other property from another Person (1) Acquiror agrees to use its best efforts to make adequate provision in such Acquisition Transaction for shareholders of the Company to be entitled to receive, in lieu of Acquiror Common Stock as provided in Article II, the same type of securities or other property from another Person that the stockholders of Acquiror would so receive from such other Person, giving effect to the Exchange Ratio but using as the trading period for calculation of the Average Trading Price of Acquiror Common Stock the ten (10) day trading period ending three trading days prior to the Acquiror's execution and delivery of the definitive agreement for such Acquisition Transaction and
       (2) if Acquiror executes and delivers a definitive agreement with respect to an Acquisition Transaction, then Acquiror agrees to waive as of the date of the execution and delivery of such definitive agreement Sections 6.3(b) and (c) and the corresponding provisions of Section 6.3(d) so long as (x) Sections 6.3(b) and (c) are satisfied as of the date of such execution and delivery of such definitive agreement, (y) as of such date, it may reasonably be expected that such conditions would continue to be satisfied as of the date the Closing hereunder would reasonably have been expected to occur absent any delay occasioned by such Acquisition Transaction and (z) the Company agrees to waive at the time of such waiver Sections 6.2(b) and (c) and the corresponding provisions of
       Section 6.2(d).

           (e) Acquiror shall not, and shall cause each Acquiror Subsidiary not to, authorize commit to, agree to, or enter into any agreement or understanding to do any of the things prohibited by clauses (a) through
       (d) of this Section 5.3.

       5.4 Access to Properties and Records. To the extent permitted by applicable Law and subject to the terms of the confidentiality agreements dated October 6, 1998 and October 8, 1998, respectively, between the Company and Acquiror (the "Confidentiality Agreements"), each party shall, and shall cause its respective subsidiaries to, afford to the other party and their respective accountants, counsel and representatives ("Respective Representatives"), reasonable access during normal business hours upon reasonable prior notice throughout the period prior to the Effective Time to all of their respective properties (including, without limitation, access to books, contracts, commitments, written records and the right to enter and inspect real property) and shall make reasonably available during normal business hours upon reasonable prior notice their respective officers and employees to answer fully and promptly questions put to them thereby; provided, however, that no investigation or review (including any investigation or review of real property) pursuant to this Section 5.4 shall alter any representation or warranty of any party hereto or the conditions to the obligations of the parties hereto or have any effect for purposes of determining the accuracy of any representation or warranty given by any party hereto to the other parties hereto. Each of the Company and Acquiror will hold, and will cause its Respective Representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreements.

       5.5 No Solicitation of Transactions.

           (a) None of the Company or any Company Subsidiary shall, or shall authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by the Company or any Company Subsidiary to, initiate or solicit or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Transaction (as such term is defined below in this Section 5.5), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Third Party Transaction; provided, however, that, commencing 120 days after the date of this Agreement and continuing until the Closing Date, the Company may, and may authorize and permit its officers, directors, employees or agents to, furnish or cause to be furnished confidential or other non-public information and may participate in such discussions and negotiations if the Company's Board of Directors (A) is advised in writing by independent outside counsel to the Company that the failure to furnish such confidential or other non-public information or to participate in such discussions and negotiations would cause the members of the Board of Directors to breach such fiduciary duties as are applicable under Ohio law and (B) concludes based on such advice that the failure to furnish such confidential or other non-public information or to participate in such discussions and negotiations would cause the members of such Board of Directors to breach such fiduciary duties as are applicable under Ohio law; provided, further, however, that at least 72 hours prior to furnishing any such confidential or other non-public information, the Company shall furnish copies of all such information to Acquiror, together with any inquiries, proposals, bids, offers or other documentation received by the Company from the party or parties to whom such confidential or other non-public information is to be furnished by the Company and information as to the identity of such party or parties. Except in circumstances in which the immediately preceding proviso applies, in which event such proviso shall govern, the Company shall immediately notify Acquiror orally and in writing of all relevant details relating to all proposals which it or any Company Subsidiary or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and, if such inquiry or proposal is in writing, the Company shall forthwith deliver to Acquiror a copy of such inquiry or proposal.

           (b) For purposes of this Agreement, "Third Party Transaction" shall mean any of the following other than transactions between Acquiror, Merger Sub and the Company contemplated in this Agreement: (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction involving the Company or any of its subsidiaries; (ii) any sale, exchange, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any sale of or tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person acquiring beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed for the purpose of effecting a Third Party Transaction referred to in Sections 5.5(b)(i), (ii) or (iii) which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of the Company; or (v) any public announcement by such party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing with respect to the Company or any communication to the Company of any proposal, plan or intention to do any of the foregoing.

       5.6 Compliance by Merger Sub; Conduct of Business by Merger Sub. Acquiror shall take all action necessary to cause Merger Sub to perform its obligations hereunder (including, but not limited to, consummation of the Merger) and to otherwise comply with the terms hereof. Merger Sub shall not conduct any business between the date of this Agreement and the Closing Date, other than to consummate the Merger and the transactions contemplated by this Agreement.

       5.7 Treatment of Options.

           (a) The Company shall use its best efforts to deliver to Acquiror, on or immediately prior to the Effective Time, either (1) new option agreements evidencing the consent of each holder of a Company Stock Option to have such Company Stock Option assumed by Acquiror and to become an option to acquire Acquiror Common Stock or (2) the opinion of Company's counsel called for by clause (B) of Section 6.3(h). Each Company Stock Option issued pursuant to the Company's 1996 Incentive Stock Plan, as amended or issued other than pursuant to such plan as set forth in the Company Disclosure Schedule (the "Company Option Plans"), whether or not vested or exercisable, shall, subject to execution and delivery of a new option agreement by the holder, be assumed by Acquiror and shall constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Company Stock Option, a number of shares of Acquiror Common Stock equal to the product of the Exchange Ratio and the number of shares of Company Common Stock subject to such Company Stock Option (rounded to the nearest whole number of shares of Acquiror Common Stock), at a price per share equal to the aggregate exercise price for the shares of Company Common Stock subject to such Company Stock Option divided by the number of whole shares of Acquiror Common Stock deemed to be purchasable pursuant to such Company Stock Option; provided, however, that in the case of any Company Stock Option to which
Section 421 of the Code applies by reason of its qualification under Section 422 or Section 423 of the Code ("Qualified Stock Options"), the option price, the number of shares purchasable pursuant to such Company Stock Option and the terms and conditions of exercise of such Company Stock Option shall be determined in order to comply with Section 424 of the Code. Acquiror shall comply with the terms of the Company Option Plans and the terms of the Company Stock Options issued other than pursuant to the Company Option Plans as they apply to the Company Stock Options assumed as set forth above.

           (b) Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise of the Company Stock Options assumed in accordance with this
Section 5.7. Acquiror shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective as of the Effective Time, with respect to shares of Acquiror Common Stock subject to such Company Stock Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Stock Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, Acquiror shall administer the Company Option Plans and the Company Stock Options assumed pursuant to this Section 5.7 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

       5.8 Indemnification; Directors' and Officers' Liability.

           (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless to the fullest extent permitted by Ohio law and provided under the Company's Articles of Incorporation and Code of Regulations as of the date of the Agreement, and Acquiror shall indemnify, defend and hold harmless to the fullest extent permitted under Delaware law each person who is now, or has been at any time prior to the date hereof, an officer or director of the Company (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement of or otherwise in connection with any Claim arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Option Agreement and, with respect to the Surviving Corporation, the Company's Articles of Incorporation and Code of Regulations). In the event of any such Claim, Acquiror shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of the DGCL.

           (b) Acquiror shall cause the Surviving Corporation to keep in effect provisions in its Articles and Code of Regulations with respect to indemnification identical to such provisions contained in the Articles and Code of Regulations of the Company on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Option Agreement), except as required by applicable law or except to make changes permitted by law that would not materially diminish the Indemnified Parties' right of indemnification.

           (c) For a period of six years after the Effective Time, Acquiror shall cause to be maintained in effect the current officers' and directors' liability insurance maintained by the Company with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy (provided that Acquiror may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such persons than such existing insurance) covering acts or omissions occurring prior to the Effective Time; provided, however, that Acquiror shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if existing coverage cannot be maintained or equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Acquiror shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap. The current annual premium paid by the Company for its existing coverage is set forth in Section 5.8(c) of the Company Disclosure Schedule.

           (d) This Section 5.8 shall survive the closing of all of the transactions contemplated hereby, is intended to benefit the officers and directors of the Company at the Effective Time and each of the Indemnified Parties and their respective heirs and personal representatives (each of which shall be entitled to enforce this Section 5.8 against Acquiror and the Surviving Corporation, as the case may be, as a third-party beneficiary of this Agreement), and shall be binding on all successors and assigns of Acquiror and the Surviving Corporation.

       5.9 Confidentiality. The Confidentiality Agreements are hereby affirmed by Acquiror and the Company and the terms thereof are herewith incorporated herein by reference and shall continue in full force and effect until the Effective Time shall have occurred, and if this Agreement is terminated or if the Effective Time shall not have occurred for any reason whatsoever, the Confidentiality Agreements shall thereafter remain in full force and effect in accordance with their terms; provided, however, to the extent there are any provisions in the Confidentiality Agreements inconsistent with the terms of this Agreement, the terms of this Agreement shall control.

       5.10 Best Efforts.

           (a) Subject to the terms and conditions herein provided, the parties hereto shall: (i) promptly make their respective filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act (in the case of Acquiror) and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the HSR Act and (C) any other applicable Laws;
(ii) use their respective best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations ("Third Party Consents") are required to be obtained prior to the Effective Time from, Governmental Entities or other third parties in order for the consummation by the parties hereto and their respective subsidiaries of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such Third Party Consents and (iii) use their respective best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate promptly and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the parties hereto shall promptly take all such necessary action. Each of the parties hereto shall promptly give (or cause their respective subsidiaries to give) any notices regarding the Merger, this Agreement or the transactions contemplated hereby or thereby to third parties required under applicable Law or by any contract, license, lease or other agreement to which it or any of its subsidiaries is bound, and use, and cause its Subsidiaries to use, their respective best efforts to obtain promptly any Third Party Consents required under any such contract, license, lease or other agreement in connection with the consummation of the Merger or the other transactions contemplated by this Agreement. Acquiror will use its best efforts to consummate the acquisition of the Meditrust Investments (as defined below) substantially in accordance with the terms of the letter agreement dated October 16, 1998 between the Acquiror and Meditrust Mortgage Investments, Inc., including, if necessary, instituting legal proceedings to enforce its rights under such agreement. In the event that, despite its best efforts, Acquiror is unable to so consummate such acquisition by the Closing Date, Acquiror and the Company will use their best efforts to obtain the consent of Meditrust Mortgage Investments, Inc. or its affiliates to the Merger.

           (b) No party hereto shall take any action for the purpose of delaying, impairing or impeding the receipt of any Third Party Consent, or the making of any required filing or registration. Each party hereto shall use its respective best efforts (x) to overturn or vacate any Law or Order (as defined in Section 7.1(b)) (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any Governmental Entity or federal or state court of competent jurisdiction which is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement and (y) to remove any condition or term of any Order or Third Party Consent (or proposed Order or Third Party Consent) that, in the reasonable view of either Acquiror or the Company, would be unreasonably burdensome to Acquiror and Company, on a combined basis, after the Effective Time.

       5.11 Certification of Shareholder Vote. At or prior to the Closing of the transactions contemplated by this Agreement, the Company shall deliver to Acquiror a certificate of its Secretary setting forth the number of shares of Company Common Stock, voted in favor of adoption of this Agreement and consummation of the Merger and the number of shares of Company Common Stock voted against adoption of this Agreement and consummation of the Merger.

       5.12 Affiliate Agreements. Not fewer than 45 days prior to the Effective Time, the Company shall deliver to Acquiror a list of names and addresses of each person who was, in the Company's reasonable judgment, at the record date for the Company Stockholders' Meeting, an "affiliate" of the Company within the meaning of Rule 145 promulgated under the Securities Act (a "Company Affiliate"). The Company shall provide Acquiror such information and documents as Acquiror shall reasonably request for purposes of reviewing such list. The Company shall use its best efforts to cause each person who may be deemed to be a Company Affiliate to deliver or cause to be delivered to Acquiror, not later than 30 days prior to the Effective Time, an affiliate agreement substantially in the form attached hereto as Exhibit C (each, a "Company Affiliate Agreement"), executed by each of the Company Affiliates identified in the above-referenced list.

       5.13 Listing Application. Acquiror shall promptly prepare and submit to Nasdaq a listing application covering the shares of Acquiror Common Stock issuable in the Merger and pursuant to the exercise of Company Stock Options, and shall use its best efforts to obtain, prior to the Effective Time, approval for the inclusion in Nasdaq of such Acquiror Common Stock, subject to official notice of issuance.

       5.14 Supplemental Disclosure Schedules. Each of Acquiror and the Company shall supplement their respective Disclosure Schedules delivered in connection with this Agreement as of the Closing Date to the extent necessary to reflect matters permitted by, or consented to by, the other party under this Agreement. In addition, from time to time prior to the Closing Date, each of Acquiror and the Company will promptly deliver to the other party such amended or supplemental Disclosure Schedules as may be necessary to make the Schedules accurate and complete in all material respects as of the Closing Date; provided, however, that no such disclosure shall have any effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto or the satisfaction of the conditions set forth in Article VI of this Agreement.

       5.15 No Action. Except as contemplated by this Agreement, no party hereto will, nor will such party permit any of its respective subsidiaries to, take or agree or commit to take any action that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue or inaccurate in any material respect at the date made (to the extent so limited) or as of the Closing Date, or (ii) any of the conditions to the Merger set forth in Article VI not being satisfied.

       5.16 Advice of Changes. Acquiror and the Company shall promptly advise the other party orally and in writing to the extent it has knowledge of any change or event having, or which, insofar as can reasonably be foreseen, would reasonably be expected to have a Material Adverse Effect on Acquiror or the Company, as the case may be, or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall have any effect on the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

       5.17 Option and Shareholder Agreements. Concurrently with the execution and delivery of this Agreement, (i) Acquiror and the Company have executed and delivered the Option Agreement in the form attached hereto as Exhibit A (the "Option Agreement") and (ii) Acquiror and the other parties shall have executed and delivered the Shareholder Agreements in the form attached hereto as Exhibit B.

       5.18 Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use its respective best efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code. In the event that the Merger shall fail to qualify as a reorganization under the provisions of Section 368 of the Code, then the parties hereto agree to negotiate in good faith to restructure the Merger in order that it shall qualify as a tax-free transaction under the Code. Following the Effective Time, and consistent with any such consent, neither the Surviving Corporation nor Acquiror nor any of their respective affiliates knowingly and voluntarily shall take any action or cause any action to be taken which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368 of the Code.

       5.19 Possible Acquiror Loan. Acquiror agrees to make available promptly to the Company a fully secured line of credit in the principal amount of up to $10 million on the terms and conditions set forth in the commitment letter attached as Annex A hereto subject to good faith negotiation, execution and delivery of mutually acceptable loan documentation consistent with such commitment letter (the "Acquiror Loan").

       5.20 Election of JMAC, Inc. Designee. Acquiror agrees that (a) as soon as reasonably practicable following the Effective Time, so long as JMAC, Inc. beneficially owns at least 500,000 shares of Acquiror Common Stock, Acquiror will increase by one the size of the entire Board of Directors of Acquiror and use its best efforts to elect or appoint a designee of JMAC, Inc., who is reasonably acceptable to the Board of Directors of Acquiror, to fill such newly created directorship and (b) following the initial term of such director, so long as JMAC, Inc. beneficially owns at least 500,000 shares of Acquiror Common Stock, Acquiror will nominate or renominate a designee of JMAC, Inc., who is reasonably acceptable to the Board of Directors of Acquiror, and use its best efforts to cause the election of such designee by the stockholders of Acquiror; provided, however, it shall be a requirement of election or appointment under clause (a) and nomination or renomination under clause (b) that such designee shall execute and deliver to the Acquiror a letter stating that if such designee becomes a member of the Board of Directors of Acquiror, such designee resigns as a director effective upon receiving notice that JMAC, Inc. beneficially owns less than 500,000 shares of Acquiror Common Stock. Acquiror agrees that either Richard R. Slager or Pete A. Klisares is acceptable as a designee of JMAC, Inc. for this purpose.

       5.21 Employee Benefits.

           (a) It is Acquiror's current intention that, within a reasonable time after the Effective Time, employees of the Company and the Company Subsidiaries ("Covered Employees") shall be eligible to participate in all employee benefit and compensation plans, programs and arrangements maintained, sponsored or contributed to by the Acquiror (the "Acquiror Plans") on the same terms as any such Acquiror Plan is offered to similarly situated employees of the Acquiror. For purposes of all Acquiror Plans, including severance plans or policies, the Acquiror shall cause each such plan, program or arrangement to treat the prior service of each Covered Employee with the Company or the Company Subsidiaries as service rendered to the Acquiror for purposes of eligibility, vesting and benefit accruals under any Acquiror Plan (but not for purposes of benefit accruals under any defined benefit or defined contribution pension plan). To the extent Covered Employees are participating in an Acquiror welfare benefit plan, the Acquiror will use its best efforts to (i) cause any and all pre-existing condition limitations and eligibility waiting periods under such welfare benefit plan to be waived with respect to Covered Employees and their eligible dependents and (ii) to the extent that any Covered Employee or his or her eligible dependents have satisfied in whole or in part any annual deductible or paid any out of pocket or co-payment expenses under the applicable plan of the Company prior to the commencement of participation in Acquiror's plan, to cause such individual to be credited therefor under the corresponding plan of the Acquiror in which such individual participates after such commencement.

           (b) Acquiror shall honor, in accordance with their terms, the agreements listed in Schedule 4.12 of the Company Disclosure Schedule.


                                   ARTICLE VI
                              CONDITIONS PRECEDENT

       6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

           (a) The Registration Statement shall have been declared effective by the Commission under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and shall be continuing to be in effect, and no proceedings for that purpose shall have been initiated or threatened by the Commission. All state securities laws or "blue sky" permits and authorizations necessary to issue the Share Consideration pursuant to the Merger and the transactions contemplated hereby at the Closing (except to the extent contemplated in Section 5.7(b)) shall have been received, or the issuance of the Share Consideration shall be exempt from the requirements of such state laws.

           (b) This Agreement and the Merger contemplated hereby and any other action necessary to consummate the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of the Company Common Stock entitled to vote thereon at the Company Shareholders' Meeting.

           (c) No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is in effect and would be materially burdensome to Acquiror and the Company, on a combined basis, after the Effective Time, or has the effect of making the Merger illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending.

           (d) The applicable waiting period under the HSR Act shall have expired or been terminated without action by the Justice Department or the Federal Trade Commission to prevent consummation of the Merger.

           (e) The shares of Acquiror Common Stock issuable to the Company's shareholders and option holders in the Merger or thereafter shall have been authorized for trading in Nasdaq, upon official notice of issuance.

           (f) There shall not have been instituted or pending any action or proceeding by any Governmental Entity, nor shall there be any determination by any Government Entity, which, in either case, would require either party to take any action or do anything in connection with the foregoing which would compel Acquiror to dispose of all or a material portion of the business or assets of Acquiror and the Acquiror Subsidiaries, taken as a whole, or of the Company and the Company Subsidiaries, taken as a whole.

           (g) Acquiror and Company shall have received the E&Y Comfort Letters, as provided in Section 5.1(e).

           (h) The Company shall have received the opinion of Wachtell, Lipton, Rosen & Katz dated as of the Closing Date, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) that each of Acquiror, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) that no gain or loss will be recognized by a shareholder of the Company with respect to the exchange of Company Shares solely for shares of Acquiror Common Stock pursuant to the Merger (except with respect to the receipt of cash in lieu of fractional share interests in Acquiror Common Stock).

           (i) Acquiror shall have received the opinion of Hogan & Hartson L.L.P., dated as of the Closing Date, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, (ii) that each of Acquiror, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized by the Company, Acquiror or Merger Sub as a result of the Merger.

           (j) Acquiror shall have received a Company Affiliate Agreement from each of the Company Affiliates.

       6.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement shall be subject to the fulfillment by the Company at or prior to the Effective Time of the following additional conditions, any or all of which may be waived, to the extent permitted by applicable Law:

           (a) Each of Acquiror and Merger Sub shall have performed and complied with, in all material respects, all of the agreements, covenants and obligations under this Agreement required to be performed or complied with by it on or prior to the Closing Date pursuant to the terms hereof.

           (b) Each of the representations and warranties of Acquiror and Merger Sub in this Agreement (ii) which are qualified with respect to a Material Adverse Effect on Acquiror shall be true and correct both when made and as of the Closing Date, and (ii) all such representations and warranties that are not so qualified shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Acquiror.

           (c) From the date hereof through the Closing Date, there shall not have been any Material Adverse Effect on Acquiror.

           (d) Each of Acquiror and Merger Sub shall have delivered to the Company a certificate of its Chief Executive Officer or President and its Chief Financial Officer certifying the fulfillment (or waiver by the Company) of the conditions set forth in clauses (a), (b), (c) and (e) of this Section 6.2 and, as to Acquiror and Merger Sub, of the conditions set forth in Section 6.1.

           (e) Acquiror and Merger Sub shall have obtained all Third Party Consents (required by Acquiror, any Acquiror Subsidiary or Merger Sub) for the consummation by such entities of the transactions contemplated hereby, except for (i) such Third Party Consents which, if not obtained would not individually or in the aggregate, reasonably be anticipated to have a Material Adverse Effect on Acquiror and (ii) such Third Party Consents which, in accordance with applicable Law, cannot be obtained prior to the Effective Time.

           (f) The Company shall have received from Hogan & Hartson L.L.P., counsel to Acquiror, and Dinsmore & Shohl, counsel to Acquiror, opinions dated as of the Effective Time in the forms attached hereto as Exhibit E-1 and Exhibit E-2, respectively.

       6.3 Conditions to the Obligations of Acquiror and Merger Sub to Effect the Merger. The obligations of Acquiror and Merger Sub to effect the Merger shall be subject to the fulfillment by Acquiror at or prior to the Effective Time of the following additional conditions, any or all of which may be waived, to the extent permitted by applicable law:

           (a) The Company shall have performed and complied with, in all material respects, all of the agreements, covenants and obligations under this Agreement required to be performed or complied with by it on or prior to the Closing Date pursuant to the terms hereof.

           (b) Each of the representations and warranties of the Company in this Agreement (i) which are qualified with respect to a Material Adverse Effect on the Company or materiality shall be true and correct both when made and as of the Closing Date, and (ii) all such representations and warranties that are not so qualified shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company.

           (c) From the date hereof through the Closing Date, there shall not have been any Material Adverse Effect on the Company.

           (d) The Company shall have delivered to Acquiror a certificate of its Chief Executive Officer or President and its Chief Financial Officer certifying the fulfillment (or waiver by Acquiror) of the conditions set forth in clauses (a), (b), (c) and (e) of this Section 6.3 and, as to the Company, of the conditions set forth in Section 6.1.

           (e) The Company shall have obtained all Third Party Consents (required by the Company or any Company Subsidiary) for the consummation by such entities of the transactions contemplated hereby, except for (i) such Third Party Consents which, if not obtained, would not individually or in the aggregate, reasonably be anticipated to have a Material Adverse Effect on the Company and (ii) such Third Party Consents which, in accordance with applicable Law, cannot be obtained prior to the Effective Time; no such Third Party Consent obtained by the Company shall be subject to a condition or term that individually or in the aggregate would result in a Material Adverse Effect on the Company after the Effective Time.

           (f) Holders of no more than 10% of the outstanding shares of Company Common Stock shall have asserted the right to seek relief as a dissenting shareholder under Section 1701.84 and other applicable provisions of the OGCL.

           (g) Acquiror shall have received from Wachtell, Lipton, Rosen & Katz, counsel to the Company, and Bricker & Eckler, counsel to the Company, opinions dated as of the Effective Time in the forms attached hereto as Exhibit E-3 and Exhibit E-4, respectively.

           (h) Either (A) the Company shall have delivered to Acquiror the new option agreements described in Section 5.7 evidencing the consent of each holder of a Company Stock Option to have such Company Stock Option assumed by Acquiror and to become an option to acquire Acquiror Common Stock, or (B) Acquiror shall have received an opinion of counsel to the Company, reasonably satisfactory in form and substance to Acquiror, that as of the Effective Time Acquiror can assume the Company Stock Options in accordance with Section 5.7(a) of this Agreement without obtaining the consents of the holders of the Company Stock Options and without violating the terms of applicable Company Stock Option Plans and option agreements thereunder evidencing the Company Stock Options.

           (i) Either (A) Acquiror or an Acquiror Subsidiary shall have acquired the Meditrust Investments (as defined in Section 4.31 of the Company Disclosure Schedule) or (B) Acquiror shall have received the written consent to the Merger from Meditrust Mortgage Investments, Inc. or an affiliate which consent shall not be subject to a condition or term that Acquiror determines to be unreasonable.

                                   ARTICLE VII
                                   TERMINATION

       7.1 Termination.

           (a) Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of the Company, by the mutual written consent of Acquiror and the Company (acting pursuant to authorization by their respective boards of directors).

           (b) Termination by Either the Company or Acquiror. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either the Company or Acquiror (evidenced in a notice given by the terminating party to the non-terminating party) at any time prior to the Effective Time, whether before or after the approval and adoption of this Agreement by the shareholders of the Company, if (i) the Merger shall not have been consummated by March 31, 1999 (provided, however, that this date may be extended to a date not later than June 30, 1999 by written notice of either Acquiror or the Company given to the other if the Merger shall not have been consummated as a result of Acquiror or the Company having failed by March 31, 1999 to receive all necessary Third Party Consents with respect to the Merger (as contemplated in Sections 6.2(e) and 6.3(e)) or as a result of an order, writ, judgment, injunction, consent decree, stipulation, determination or award entered by or with any Governmental Entity, as contemplated in Sections 6.1(c) and (f)), or (ii) the approval of the Company's shareholders required by Section 6.1(b) shall not have been obtained at the Company Shareholders' Meeting or at any adjournment or postponement thereof, or (iii) a court of competent jurisdiction or Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (an "Order") and such Order shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (iii) must have used its best efforts to remove such Order; provided further, in the case of a termination pursuant to clause (i) or (ii) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement.

           (c) Termination by Acquiror. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the shareholders of the Company referred to in Section 6.1(b), by action of the Board of Directors of Acquiror evidenced by notice given by Acquiror to the Company if (i) there has been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions in Section 6.3(a) or Section 6.3(b) would not be satisfied (a "Terminating Company Breach"); provided that, if such Terminating Company Breach is curable by the Company through the exercise of its best efforts, then, for so long as the Company continues to exercise such best efforts (and as long as such breach is cured within 30 days of the date the Company is notified by Acquiror of such breach), Acquiror may not terminate this Agreement under this Section 7.1(c)(i); (ii) following the announcement or receipt of a proposal of a Third Party Transaction, the Board of Directors of the Company shall have altered or withdrawn its determination to recommend that the shareholders of the Company approve this Agreement and the transactions contemplated hereby; or (iii) following the announcement or receipt of a proposal for a Third Party Transaction, the Company shall have failed to proceed to hold the Company Shareholders' Meeting as required by Section 5.1.

           (d) Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the shareholders of the Company referred to in Section 6.1(b) by action of the Board of Directors of the Company evidenced by notice given by the Company to Acquiror if there has been a breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions in Section 6.2(a) or
Section 6.2(b) would not be satisfied (a "Terminating Acquiror Breach"); provided that, if such Terminating Acquiror Breach is curable by Acquiror through the exercise of its best efforts and for so long as Acquiror continues to exercise such best efforts (and as long as such breach is cured within 30 days after the date Acquiror is notified by the Company of such breach), the Company may not terminate this Agreement under this Section 7.1(d).

       7.2 Effects of Termination.

           (a) If (A) the Acquiror terminates this Agreement pursuant to clause
(ii) or (iii) of Section 7.1(c) or (B) either Acquiror or the Company terminates this Agreement pursuant to clause (i) or (ii) of Section 7.1(b) provided that prior to termination of this Agreement pursuant to either clause (i) or (ii) of
Section 7.1(b) a proposal for a Third Party Transaction was announced or received by the Company and following termination of this Agreement pursuant to either subsection (A) or (B) hereof any Third Party Transaction is consummated (including, in the case of a tender offer, acceptance of shares upon the expiration of the tender offer) within one year after such termination, the Company (or the successor thereto) shall pay Acquiror by wire transfer in immediately available funds a fee of $5 million upon consummation of any Third Party Transaction.

           (b) Except as provided in this Section 7.2 or Section 8.3 or Section 8.4, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall become void and have no effect, there shall be no liability on the part of the parties or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, or from any obligation under the Confidentiality Agreement.

       7.3 Procedure for Termination. Termination of this Agreement pursuant to
Section 7.1 shall, in order to be effective, require, in the case of Acquiror or the Company, action by its Board of Directors.


                                  ARTICLE VIII
                                  MISCELLANEOUS

       8.1 Amendment. Subject to the applicable provisions of state law, this Agreement may be amended by the parties hereto solely by action taken by their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after the approval and adoption of this Agreement by the Company's shareholders, no amendment may be made that (i) would reduce the amount or change the type of consideration into which each Company Share shall be converted pursuant hereto or (ii) by Law requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

       8.2 Waiver. At any time prior to the Closing Date, the parties hereto, by action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any documents delivered pursuant hereto, and
(iii) waive compliance by the other party with any of the agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver by either party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereunder.

       8.3 Survival. All representations, warranties and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be extinguished at the Effective Time or the earlier date of termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Article II and in Sections 5.7, 5.8, 5.17, 5.21, 8.2, 8.3 and 8.4 will survive the Effective Time and those set forth in Sections 5.9, 7.2 and Article VIII will survive the termination or expiration of this Agreement.

       8.4 Expenses and Fees. Subject to Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred by the parties hereto in connection with this


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

Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (i) the filing fee in connection with the HSR Act filing, (ii) the filing fee in connection with the filing of the Registration Statement or Proxy Statement with the Commission and Blue Sky Filing fees and (iii) the expenses incurred in connection with printing and mailing of the Registration Statement and the Proxy Statement, shall be shared equally by Acquiror and the Company.

       8.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested), or by a nationally recognized courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or, if sent by telecopy or facsimile, to the parties at the telecopier numbers specified below:

       If to Merger Sub or Acquiror:  Sunrise Assisted Living, Inc.
                                      9401 Lee Highway, Suite 300
                                      Fairfax, Virginia  22031
                                      Attn:  Thomas B. Newell, Esq.
                                      Telecopier:  (703) 273-6853

       With a copy (which shall not constitute notice) to:

                                      Hogan & Hartson L.L.P.
                                      555 Thirteenth Street, N.W.
                                      Washington, DC  20004
                                      Attn:  Robert J. Waldman, Esq.
                                      Telecopier:  (202) 637-5910

       If to the Company:             Karrington Health, Inc.
                                      919 Old Henderson Road
                                      Columbus, Ohio  43220
                                      Attn:  Stephen Lewis, Esq.
                                      Telecopier:  (614) 451-5199

       With copies (which shall not constitute notice) to:

                                      Bricker & Eckler LLP
                                      100 South Third Street
                                      Columbus, Ohio  43215-4291
                                      Attention:  Charles H. McCreary, III, Esq.

       and                            Wachtell, Lipton, Rosen & Katz
                                      51 West 52nd Street
                                      New York, New York  10019
                                      Attention:  Craig M. Wasserman, Esq.


       8.6 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" and "including" are used in this Agreement, they are deemed to be followed by the words "without limitation." For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles, and (iii) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision.

       8.7 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

       8.8 Public Announcements. The Company and Acquiror shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby or any termination of this Agreement (other than statements in response to nonpublic inquiries received with respect to this Agreement or the transactions contemplated hereby) and shall not issue any such press release or make any such public statement (other than statements in response to nonpublic inquiries received with respect to this Agreement or the transactions contemplated hereby) without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement with a national securities exchange to which the Company or Acquiror is a party if it has used best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

       8.9 Certain Definitions. For purposes of this Agreement, the term:

           (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

           (b) "best efforts" means, as to a party hereto, an undertaking by such party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not disproportionate or unduly burdensome in the circumstances, which means, among other things, that such party shall not be required to (a) expend funds other than for payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives or agents of such party in connection with the performance or satisfaction of such obligation or duty or other action or (ii) institute litigation or arbitration as a part of its best efforts.

           (c) "business day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

           (d) "control" (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities or as trustee or executor, by contract, agreement or otherwise;

           (e) "Environmental Laws" means any Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), including any plans, other criteria, or guidelines promulgated pursuant to such Laws, now or hereafter in effect relating to the generation, production, installation, use, sale, storage, treatment, transportation, release, threatened release, or disposal of Hazardous Materials, noise control, or the protection of human health or safety, natural resources, or the environment.

           (f) "Hazardous Materials" means any wastes, substances, radiation, or materials (whether solids, liquids or gases) (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as a "pollutants" "contaminants", "hazardous materials," "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," "solid wastes," or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) the presence of which on either the Acquiror Real Property or the Company Real Property, as the case may be, cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon such Real Property or to adjacent properties; (iv) without limitation, which contain polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, and petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof) or
(v) which pose a hazard to human health, safety, natural resources, industrial hygiene, or the environment, or an impediment to working conditions.

           (g) "knowledge" or "known" shall mean, with respect to any matter in question, if an executive officer of Acquiror or the Company, as the case may be, has actual knowledge of such matter or, after reasonable diligence, should know of such matter;

           (h) "Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, common law rulings, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities and to the businesses and Assets thereof (including, without limitation, Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

           (i) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

           (j) "Release" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Materials from any source (including, without limitation, the Acquiror Real Property or the Company Real Property, as the case may be, and property adjacent to such Real Property) into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems at, on, from, above, or under such Real Property or any other property at which Hazardous Materials originating on or from such Real Property or the businesses or assets of Acquiror or any Acquiror Subsidiary or the Company or any Company Subsidiary, as the case may be, have been stored, treated or disposed.

           (k) "subsidiary" or "subsidiaries" of Acquiror, the Company, the Surviving Corporation or any other person, means any corporation, partnership, joint venture, limited liability company or other legal entity of which Acquiror, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests or voting ownership or voting partnership or voting membership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or sufficient to elect a majority of such board of directors or other governing body.

           (l) "Third Party Intellectual Property Rights" means (i) patents, patent applications, registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks included in the Acquiror Intellectual Property Rights or Company Intellectual Property Rights, as the case may be, including the jurisdictions in which each such item of such Intellectual Property Rights has been issued or registered or in which any application for such issuance and registration has been filed, (ii) licenses, sublicenses and other agreements as to which Acquiror or Company, as applicable, is a party and pursuant to which any person is authorized to use any such Intellectual Property Rights, and (iii) licenses, sublicenses and other agreements as to which Acquiror or Company, as applicable, is a party and pursuant to which Acquiror or Company, as applicable, is authorized to use any third party patents, trademarks or copyrights, including software.

       8.10 Entire Agreement. This Agreement (together with the Exhibits, Annexes and Schedules hereto), constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

       8.11 Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations shall be assigned, in whole or in part, by any of the parties hereto by operation of law or otherwise. Except as set forth in Section 5.7, 5.8 and in Article II hereof, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

       8.12 Counterparts. This Agreement may be executed and delivered in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

       8.13 Invalidity; Severability. In the event that any provision of this Agreement shall be deemed contrary to law or public policy or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect to the extent that such provisions can still reasonably be given effect in accordance with the intentions of the parties, and the invalid and unenforceable provisions shall be deemed, without further action on the part of the parties, modified, amended and limited solely to the extent necessary to render the same valid and enforceable. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

       8.14 Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of the Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

       8.15 Governing Law. The validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the conflict of laws principles thereof; except that the effectiveness of the Merger shall be governed by, and construed in accordance with, the laws of the State of Ohio.

           IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.



"COMPANY"                                       "ACQUIROR"



By: /s/ RICHARD R. SLAGER                       By: /s/ DAVID W. FAEDER
   ------------------------------                  ----------------------------
    Richard R. Slager                               David W. Faeder
    Chairman and Chief Executive                    President
    Officer

                                                "MERGER SUB"



                                                By: /s/ DAVID W. FAEDER
                                                   ----------------------------
                                                    David W. Faeder
                                                    President


                             [END OF SIGNATURE PAGE]